Exhibit (a)(1)(i)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
OPENTABLE, INC.
at
$103.00 Net per Share
by
RHOMBUS, INC.,
a wholly owned subsidiary of

THE PRICELINE GROUP INC.

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 24, 2014
  (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JULY 23, 2014), UNLESS THE OFFER IS EXTENDED.

          The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of June 12, 2014 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the "Merger Agreement"), by and among OpenTable, Inc., a Delaware corporation ("OpenTable"), The Priceline Group Inc., a Delaware corporation ("Priceline") and Rhombus, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Priceline. Purchaser is offering to purchase all of the shares of common stock, par value $0.0001 per share (the "Shares"), of OpenTable that are issued and outstanding at a price of $103.00 per Share, net to the seller in cash (the "Offer Price"), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal"), which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer."

          Pursuant to the Merger Agreement, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into OpenTable (the "Merger") without a meeting of the stockholders of OpenTable in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL"), with OpenTable continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Priceline. At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights") will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Priceline or Purchaser and Shares held in treasury of OpenTable or by any of its wholly owned subsidiaries, which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

          THE BOARD OF DIRECTORS OF OPENTABLE UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR
  SHARES PURSUANT TO THE OFFER.

          After careful consideration, the board of directors of OpenTable (the "OpenTable Board") has unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of OpenTable and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) resolved to recommend that OpenTable's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

          The Offer is not subject to any financing condition. The Offer is conditioned upon: (i) there being validly tendered (not including any Shares tendered pursuant to guaranteed delivery procedures that were not actually delivered prior to the Expiration Date (as defined below)) and not validly withdrawn prior to 12:00 midnight, New York City time, on July 24, 2014 (one minute after 11:59 P.M., New York City time, on July 23, 2014) (the "Expiration Date," unless Purchaser extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event "Expiration Date" will mean the latest time and date at which the Offer, as so extended by us, will expire) that number of Shares that would represent one Share more than one-half (1/2) of the sum of (A) all Shares then outstanding and (B) all Shares that OpenTable may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options, benefit plans, obligations or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares (including all then outstanding options, restricted stock units and other equity-based awards denominated in Shares that were granted pursuant to an OpenTable Stock Plan (as defined herein)), regardless of the conversion or exercise price or other terms and conditions thereof; (ii) the termination or expiration of any applicable waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder; and (iii) other customary conditions as described in this Offer to Purchase. See Section 15—"Conditions to the Offer." After the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Priceline, Purchaser and OpenTable will cause the Merger to become effective as soon as practicable without a meeting of stockholders of OpenTable in accordance with Section 251(h) of the DGCL.

          A summary of the principal terms of the Offer appears on pages i through ix. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares pursuant to the Offer.

The Dealer Manager for the Offer is:

Wells Fargo Securities, LLC

Wells Fargo Securities, LLC
375 Park Avenue, 3rd Floor
New York, NY 10152
Call Toll Free: (877) 450-7515

June 25, 2014

IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Date, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to Computershare Trust Company, N.A., in its capacity as depositary for the Offer (the "Depositary"), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Book-Entry Transfer" or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer.

        If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Guaranteed Delivery."

*****

        Questions and requests for assistance may be directed to Wells Fargo Securities, LLC, the dealer manager for the Offer, at the address and telephone number set forth on the back cover of this Offer to Purchase. In addition, Innisfree M&A Incorporated, the information agent for the Offer, may be contacted at the address and telephone numbers set forth on the back cover of this Offer to Purchase for questions and/or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission at www.sec.gov.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

Securities Sought:	All of the shares of common stock, par value $0.0001 per share (the "Shares"), of OpenTable, Inc., a Delaware corporation ("OpenTable"), that are issued and outstanding.
Price Offered Per Share:	$103.00 per Share, net to the seller in cash (the "Offer Price"), without interest, less any applicable withholding taxes.
Scheduled Expiration Date:	12:00 midnight, New York City time, on July 24, 2014 (one minute after 11:59 P.M., New York City time, on July 23, 2014), unless the Offer (as defined below) is extended.
Purchaser:	Rhombus, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of The Priceline Group Inc., a Delaware corporation ("Priceline").
OpenTable Board Recommendation:
The board of directors of OpenTable (the "OpenTable Board") has unanimously (i) determined that the Merger Agreement (as defined below), the Offer (as defined below), the Merger (as defined below) and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of OpenTable and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) resolved to recommend that OpenTable's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        The following are some questions that you, as a stockholder of OpenTable, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this "Offer to Purchase") and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (the "Letter of Transmittal"), which, together with any amendments or supplements hereto and thereto, collectively constitute the "Offer." To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to Wells Fargo Securities, LLC, our dealer manager (the "Dealer Manager"), or Innisfree M&A Incorporated, our information agent (the "Information Agent"), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our" or "us" refer to Purchaser.

Who is offering to buy my Shares?

        We are a wholly owned subsidiary of Priceline, incorporated under the laws of the State of Delaware and were formed for the purpose of making the Offer and thereafter consummating the merger (the "Merger") with and into OpenTable, with OpenTable continuing as the surviving corporation in the Merger (the "Surviving Corporation") and as a wholly owned subsidiary of Priceline. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. Priceline is a corporation incorporated under the laws of the State of Delaware. See the "Introduction" and Section 8—"Certain Information Concerning Purchaser and Priceline."

i

How many Shares are you offering to purchase in the Offer?

        We are making the Offer to purchase all issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the "Introduction" and Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of June 12, 2014, by and among OpenTable, Priceline and us (as it may be amended, modified or supplemented from time to time in accordance with its terms, the "Merger Agreement"), in order to acquire control of, and ultimately following the Merger, the entire equity interest in, OpenTable, while allowing OpenTable's stockholders an opportunity to receive the Offer Price promptly (and in any event within three business days after our acceptance of such Shares) by tendering their Shares pursuant to the Offer. If the Offer is consummated, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Priceline and OpenTable will consummate the Merger as soon as practicable thereafter without any action by the stockholders of OpenTable in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL"). At the effective time of the Merger (the "Effective Time"), OpenTable will become a wholly owned subsidiary of Priceline. See Section 12—"Purpose of the Offer; Plans for OpenTable."

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $103.00 per Share, net to the seller in cash, without interest, less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction," Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

What does the OpenTable Board recommend?

        After careful consideration, the OpenTable Board has unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of OpenTable and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) resolved to recommend that OpenTable's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        See the "Introduction" and Section 12—"Purpose of the Offer; Plans for OpenTable" and OpenTable's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being filed with the Securities Exchange Commission (the "SEC") and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to OpenTable's stockholders in connection with the Offer.

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

          (a)   there being validly tendered (not including any Shares tendered pursuant to guaranteed delivery procedures that were not actually delivered prior to the Expiration Date (as defined below)) and not validly withdrawn prior to the Expiration Date that number of Shares that would represent one Share more than one-half (1/2) of the sum of (i) all Shares then outstanding and (ii) all Shares that OpenTable may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options, benefit plans, obligations or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares (including all then outstanding options, restricted stock units and other equity-based awards denominated in Shares that were granted pursuant to OpenTable's Amended and Restated 2009 Equity Incentive Award Plan, OpenTable's 1999 Stock Plan, as amended, and the UK Sub-Plan of the OpenTable 1999 Stock Plan (each, an "OpenTable Stock Plan", and together, the "OpenTable Stock Plans")), regardless of the conversion or exercise price or other terms and conditions thereof (the "Minimum Condition");

          (b)   any applicable waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") having expired or been terminated (the "HSR Condition"); and

          (c)   other customary conditions described in Section 15—"Conditions to the Offer."

        We and Priceline may waive any condition, in whole or in part, other than the Minimum Condition, at any time and from time to time, without OpenTable's consent. See Section 15—"Conditions to the Offer."

Is the Offer subject to any financing condition?

        No. The Offer is not subject to any financing condition.

Do you have the financial resources to pay for all Shares?

        Yes. The total amount of funds required by us to purchase all Shares pursuant to the Offer and the Merger and to pay related fees and expenses is approximately $2.52 billion. Priceline, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger. Priceline expects to fund such cash requirements from its available cash on hand and borrowings under its existing revolving credit facility. See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender pursuant to the Offer?

        No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the consummation of the Offer is not subject to any financing condition;

  •
  the Offer is being made for all Shares solely for cash;

  •
  if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and

  •
  we, through Priceline, will have sufficient funds, through cash on hand and borrowings under Priceline's existing revolving credit facility, to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger.

        See Section 9—"Source and Amount of Funds" and Section 11—"The Merger Agreement; Other Agreements."

What percentage of Shares do you or your affiliates currently own?

        Neither we nor Priceline nor any of our respective affiliates currently own any Shares.

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

        Yes. In connection with the execution of the Merger Agreement, we and Priceline have entered into tender support agreements, dated as of June 12, 2014 (collectively, the "Tender Support Agreements") with each of the Supporting Stockholders (as defined in Section 11—"The Merger Agreement; Other Agreements—Tender Support Agreements"), pursuant to which, among other things, the Supporting Stockholders have agreed to tender all of their Shares pursuant to the Offer, and, subject to certain exceptions, not to withdraw or transfer any of the Shares that are subject to the Tender Support Agreements. Including OpenTable Options exercisable on June 19, 2014, or becoming exercisable within 60 days thereafter, the Supporting Stockholders beneficially owned, in the aggregate, Shares representing approximately 5.1% of all outstanding Shares, after giving effect to the exercise of such OpenTable Options, as of June 19, 2014, based upon information provided by OpenTable and the Supporting Stockholders. See Section 11—"The Merger Agreement; Other Agreements—Tender Support Agreement."

How long do I have to decide whether to tender pursuant to the Offer?

        You will be able to tender your Shares pursuant to the Offer until 12:00 midnight, New York City time, on July 24, 2014 (one minute after 11:59 P.M., New York City time, on July 23, 2014) (the "Expiration Date," unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event "Expiration Date" will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an Eligible Institution (as defined in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Signature Guarantees") may guarantee that the missing items will be received by Computershare Trust Company, N.A., our depositary for the Offer (the "Depositary"), within three NASDAQ Global Select Stock Market ("NASDAQ") trading days. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Date. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

        Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond the initial Expiration Date, but in no event will we be required to extend the Offer beyond the End Date (as defined below).

        Pursuant to the Merger Agreement, we are required to extend the Offer:

  •
  for periods of not more than 20 business days each, or such other number of business days as we, Priceline and OpenTable may agree, but not beyond the End Date in order to permit the satisfaction of all remaining conditions (subject to our and Priceline's right to waive any condition to the Offer (other than the Minimum Condition) in accordance with the Merger Agreement), if at any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which we and Priceline may not waive); and

  •
  for any period or periods required by applicable law or any interpretation or position of the SEC or its staff or NASDAQ or its staff, provided that we are not obligated to extend the Offer beyond the End Date.

        The Merger Agreement provides that we are not required to extend the Offer beyond the End Date. The "End Date" means August 31, 2014, as such date may be extended to the extent necessary to obtain clearance under the HSR Act or to remove a legal impediment such as an injunction or a restraining order as provided in the Merger Agreement and summarized below in Section 11—"The Merger Agreement; Other Agreements—Termination of the Merger Agreement." If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1—"Terms of the Offer."

How will I be notified if the time period during which I can tender my Shares pursuant to the Offer is extended?

        If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. See Section 1—"Terms of the Offer."

How do I tender my Shares pursuant to the Offer?

        To tender your Shares pursuant to the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent's Message (as defined in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Valid Tender of Shares") in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Date. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company ("DTC"). You should contact the institution that holds your Shares for more details.

        If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the "Notice of Guaranteed Delivery"). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3—"Procedures for Accepting the Offer and Tendering Shares—Guaranteed Delivery."

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        Except as otherwise provided in Section 4—"Withdrawal Rights," tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after August 24, 2014, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

How do I properly withdraw previously tendered Shares?

        To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your

v

Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. See Section 4—"Withdrawal Rights."

Upon the successful consummation of the Offer, will Shares continue to be publicly traded?

        No. Following the consummation of the Offer, we, Priceline and OpenTable expect to consummate the Merger as soon as practicable in accordance with Section 251(h) of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Priceline and the Shares will no longer be publicly traded. Following the consummation of the Merger, we intend to cause OpenTable to be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, and the regulations thereunder (the "Exchange Act"). See Section 13—"Certain Effects of the Offer."

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

        Yes. If at least such number of Shares as satisfies the Minimum Condition are validly tendered and received by us in the Offer, and the other conditions to the Merger are satisfied or waived (see Section 15—"The Merger Agreement; Other Agreements—The Merger Agreement—Merger Closing Conditions"), then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of OpenTable's stockholders pursuant to Section 251(h) of the DGCL. See Section 13—"Certain Effects of the Offer."

If you do not consummate the Offer, will you nevertheless consummate the Merger?

        No. None of us, Priceline or OpenTable are under any obligation to pursue or consummate the Merger if the Offer has not been first consummated.

Will there be a subsequent offering period?

        No. Pursuant to Section 251(h) of the DGCL and due to the obligation of Priceline, us and OpenTable to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, we expect the Merger to occur on the date of, and as promptly as practicable following, the consummation of the Offer without a subsequent offering period. See Section 1—"Terms of the Offer."

If I object to the price being offered, will I have appraisal rights?

        Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the "fair value" of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The "fair value" could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 17—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights." Concurrently with the commencement of the Offer, OpenTable is distributing the Schedule 14D-9, which contains important information regarding how a holder of Shares may exercise its appraisal rights.

If I decide not to tender my Shares pursuant to the Offer, how will the Offer affect my Shares?

        Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Priceline and OpenTable will consummate the Merger as soon as practicable. If the Merger is consummated, then stockholders who did not tender their Shares pursuant to the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares pursuant to the Offer (i.e., the Offer Price), subject to any appraisal rights properly exercised by such stockholders in accordance with Delaware law. Therefore, if the Merger takes place, the only difference to you between tendering your Shares pursuant to the Offer and not tendering your Shares pursuant to the Offer would be that, if you tender your Shares, you may be paid earlier and no appraisal rights will be available. No interest will be paid for Shares acquired in the Merger. Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger.

        Furthermore, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers. See Section 13—"Certain Effects of the Offer."

        See Section 11—"The Merger Agreement; Other Agreements" and Section 13—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date and the "premium" I am receiving?

        The Offer Price of $103.00 per Share represents an approximate:

  •
  46% premium to the closing price per Share reported on the NASDAQ on June 12, 2014, the last full trading day before we announced the execution of the Merger Agreement and the Offer; and

  •
  53% premium over the average closing trading prices for the Shares for the 20-day period ending on June 12, 2014.

        On June 24, 2014, the last trading day before we commenced the Offer, the closing price of Shares reported on the NASDAQ was $104.27 per Share.

        We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends."

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer as set forth in Section 15—"Conditions to the Offer" are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to promptly (and in any event within three business days after our acceptance of such Shares) receive an amount equal to the number of Shares you tendered pursuant to the Offer multiplied by the Offer Price, net to you in cash, without interest, less any applicable withholding taxes. We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares as described in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Book-Entry Transfer," (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent's Message (as defined in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Valid Tender of Shares") in lieu of such Letter of

Transmittal, and (iii) any other required documents for such Shares. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

What will happen to my equity awards in the Offer?

        The Offer is being made only for Shares, and not for options to purchase Shares ("OpenTable Options") or restricted stock units with respect to Shares ("OpenTable RSUs") issued by OpenTable under the OpenTable Stock Plans. Holders of outstanding OpenTable Options or OpenTable RSUs may participate in the Offer only if they first exercise such OpenTable Options (to the extent exercisable) or become vested in such OpenTable RSUs and settle them for Shares in accordance with the terms of the applicable OpenTable Stock Plan and other applicable OpenTable award agreements and tender the Shares, if any, issued upon such exercise or in connection with such vesting and settlement. Any such exercise or settlement needs to be completed sufficiently in advance of the Expiration Date to assure that the holder of such outstanding OpenTable Options or OpenTable RSUs will have sufficient time to comply with the procedures for tendering Shares described below in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        At the Effective Time, each vested OpenTable Option that is outstanding will be cancelled and converted into the right to receive, without interest, an amount in cash (less applicable tax withholdings) equal to the product of (A) the number of Shares underlying such OpenTable Option as of immediately prior to the Effective Time, and (B) the excess, if any, of (1) the Offer Price over (2) the exercise price per share of such OpenTable Option.

        At the Effective Time, each unvested OpenTable Option that is outstanding will be assumed by Priceline and converted into an option denominated in shares of the common stock of Priceline having the same terms and conditions as the OpenTable Option, except that (i) the assumed option will become exercisable in accordance with its terms for a number of shares of the common stock of Priceline equal to the product of (A) the number of Shares that were subject to such OpenTable Option immediately prior to the Effective Time and (B) an exchange ratio (the "Exchange Ratio") equal to the quotient determined by dividing (x) the Offer Price by (y) the volume weighted average price for a share of the common stock of Priceline on the NASDAQ over the five trading days immediately preceding (but not including) the date on which the Effective Time occurs (the "Priceline Closing Price") and rounding such product down to the nearest whole number (the amount of such rounding, the "Fractional Cancelled Option") and (ii) the per share exercise price for the shares of the common stock of Priceline issuable upon the exercise of such assumed option will be equal to the quotient determined by dividing (A) the exercise price per Share of such OpenTable Option immediately prior to the Effective Time by (B) the Exchange Ratio and rounding such quotient up to the nearest whole cent. Each Fractional Cancelled Option will be converted into the right to receive an amount in cash (less applicable tax withholdings) equal to the product obtained by multiplying (x) the fractional number of shares of Priceline common stock subject to such Fractional Cancelled Option immediately after the Effective Time by (y) the excess, if any, of the Priceline Closing Price over the exercise price per whole share of such assumed option immediately after the Effective Time.

        At the Effective Time, each outstanding OpenTable RSU will be assumed by Priceline and converted into a restricted stock unit denominated in shares of the common stock of Priceline having the same terms and conditions as the OpenTable RSU. The number of shares of the common stock of Priceline that will be subject to a given assumed OpenTable RSU upon the assumption thereof at the Effective Time will be determined by multiplying (A) the number of Shares that were subject to such OpenTable RSU as of immediately prior to the Effective Time by (B) the Exchange Ratio and rounding such product down to the nearest whole number (the amount of such rounding, the "Fractional Cancelled RSU"). Each Fractional Cancelled RSU will be converted into the right to receive an amount in cash (less applicable tax withholdings) equal to the product obtained by multiplying (A) the fractional number of shares of Priceline common stock that were issuable with regard to such Fractional Cancelled RSU immediately after the Effective Time by (B) the Priceline Closing Price.

        See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Treatment of OpenTable Options and OpenTable RSUs."

What are the U.S. federal income tax consequences of the Offer and the Merger?

        The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law) will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger—United States Holders"). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender pursuant to the Offer or exchange in the Merger (or retain for exercise of appraisal rights) and the amount of cash you receive for such Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a Non-United States Holder (as defined in Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger—Non-United States Holders"), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender pursuant to the Offer or exchange in the Merger (or retain for exercise of appraisal rights). You should consult your tax advisor about the particular tax consequences to you of tendering your Shares pursuant to the Offer, exchanging your Shares in the Merger or exercising appraisal rights. See Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger" for a discussion of certain material U.S. federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger or exercising appraisal rights.

To whom should I talk if I have additional questions about the Offer?

        You may call Wells Fargo Securities, LLC, the Dealer Manager, toll-free at (877) 450-7515 or Innisfree M&A Incorporated, the Information Agent, toll-free at (888) 750-5834.

To the Holders of Shares of Common Stock of OpenTable, Inc.:

INTRODUCTION

        The Offer is being made pursuant to the Merger Agreement by and among Priceline, OpenTable and us. We are offering to purchase all of the issued and outstanding Shares at the Offer Price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

        The Offer and the withdrawal rights will expire at the Expiration Date, unless the Offer is extended or the Merger Agreement has been earlier terminated in accordance with its terms. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

        If you are a record owner of Shares and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service ("IRS") Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3—"Procedures for Accepting the Offer and Tendering Shares—Backup Withholding." Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary, the Information Agent and the Dealer Manager incurred in connection with the Offer. See Section 18—"Fees and Expenses."

        Subject to the provisions of the Merger Agreement, as soon as practicable following the consummation of the Offer, we, Priceline and OpenTable will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger"), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger or at such later time as Priceline and OpenTable agree in writing and specify in the Certificate of Merger, at which time OpenTable will become the Surviving Corporation and a wholly owned subsidiary of Priceline. At the Effective Time, each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights") will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Priceline or Purchaser and Shares held in treasury of OpenTable or by any of its wholly owned subsidiaries, which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

        Section 11—"The Merger Agreement; Other Agreements" more fully describes the Merger Agreement. Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger."

        After careful consideration, the OpenTable Board has unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of OpenTable and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) resolved to recommend that OpenTable's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        A more complete description of the OpenTable Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to OpenTable's stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

        The Offer is not subject to any financing condition.

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, the satisfaction or waiver by us and Priceline of the HSR Condition and the other customary conditions described in Section 15—"Conditions to the Offer."

        According to OpenTable, as of June 19, 2014, there were (a) 23,677,982 issued and outstanding Shares, (b) OpenTable Options to purchase an aggregate of 1,918,027 Shares and (c) 496,482 OpenTable RSUs. Assuming that all Shares described in (b) and (c) in the preceding sentence are issued and that (i) no other Shares were or are issued after June 19, 2014 and (ii) no options, restricted stock units or other equity-based awards denominated in Shares have been granted or have expired after June 19, 2014, the Minimum Condition would be satisfied if at least 13,046,246 Shares are validly tendered and not properly withdrawn prior to the Expiration Date. The terms of the OpenTable Stock Plans provide for a "net exercise" feature, and to the extent the holders of OpenTable Options choose to net exercise such awards, fewer than 1,918,027 Shares would be issued by OpenTable in respect of the OpenTable Options prior to the Expiration Date and the number of Shares necessary to satisfy the Minimum Condition would be reduced accordingly.

        The Merger will be governed by Section 251(h) of the DGCL. Accordingly, after the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Priceline, we and OpenTable will cause the Merger to become effective as soon as practicable without a meeting of stockholders of OpenTable in accordance with Section 251(h) of the DGCL. See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Application of Section 251(h) of the DGCL." At the Effective Time, our directors immediately prior to the Effective Time will be the only directors of the Surviving Corporation.

        Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the "fair value" of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The "fair value" could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 17—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights."

        This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will promptly accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as permitted under Section 4—"Withdrawal Rights."

        The Offer is not subject to any financing condition. The Offer is conditioned upon the satisfaction of the Minimum Condition, the satisfaction or waiver by us and Priceline of the HSR Condition and the other customary conditions described in Section 15—"Conditions to the Offer."

        We and Priceline expressly reserve the right from time to time to waive any of the conditions described in Section 15—"Conditions to the Offer" to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that neither we nor Priceline will, without the prior written consent of OpenTable, (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose additional conditions to the Offer, (iv) amend or modify any of the conditions to the Offer in a manner that adversely affects holders of Shares generally, (v) waive, amend or otherwise change the Minimum Condition or (vi) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement.

        There will not be a subsequent offering period for the Offer. Pursuant to the Merger Agreement, following the consummation of the Offer and satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Priceline and OpenTable will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable. Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        The Merger Agreement separately provides that we are required to extend the Offer for periods of not more than 20 business days each, or such other number of business days as we, Priceline and OpenTable may agree, to permit the satisfaction of all remaining conditions (subject to our and Priceline's right to waive any condition to the Offer (other than the Minimum Condition) in accordance with the Merger Agreement), if at any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which we and Priceline may not waive), and for any period or periods required by applicable law or any interpretation or position of the SEC or its staff or NASDAQ or its staff, provided that we are not obligated to extend the Offer beyond August 31, 2014, unless such date is extended to the extent necessary to satisfy the HSR Condition or the Injunction Condition (as defined in Section 15—"Conditions to the Offer") as summarized below in Section 11—"The Merger Agreement; Other Agreements—Termination of the Merger Agreement." For purposes of the Offer, as provided under the Exchange Act, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

        If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the time we accept for payment Shares tendered in the Offer (the "Acceptance Time") or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of ten business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day.

        If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        OpenTable has provided us with OpenTable's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on OpenTable's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will promptly accept for payment and promptly (and in any event within three business days) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

  •
  for Shares held as physical certificates, the certificates evidencing such Shares ("Share Certificates") or, for Shares held in book-entry form, confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at DTC, in each case pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares;"

  •
  a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal; and

  •
  any other documents required by the Letter of Transmittal.

        Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.

        Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by us and OpenTable.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at DTC), in each case, promptly following the expiration or termination of the Offer.

        We reserve the right to transfer or assign in whole or in part from time to time to Priceline or one or more direct or indirect wholly owned subsidiaries of Priceline the right to purchase all or any Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not withdrawn pursuant to the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tender of Shares.    No alternative, conditional or contingent tenders will be accepted. In order for an OpenTable stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:

  •
  for Shares held as physical certificates, the Share Certificates, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date;

  •
  for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent's Message in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under "Book-Entry Transfer" and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date; or

  •
  for Shares tendered by a Notice of Guaranteed Delivery, the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery" before the Expiration Date.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that DTC has received an express acknowledgment from the participant in DTC's systems tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer, either such Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal, and any other required documents (for example, in certain circumstances, a completed IRS Form W-9 that is included in the Letter of Transmittal) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if:

  •
  the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in DTC's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

  •
  Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized "Medallion Program" approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution").

        In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signatory of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

  •
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of book-entry transfers of Shares, either such Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

        A Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of DTC.

        Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by us and OpenTable.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Acceptance Time occurs, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

        Appointment as Proxy.    By executing the Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal) as set forth above, unless Shares relating to such Letter of Transmittal or Agent's Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint our designees, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of OpenTable's stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Acceptance Time, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of OpenTable's stockholders.

        OpenTable Options and OpenTable RSUs.    The Offer is made only for outstanding Shares and is not made for any OpenTable Options or OpenTable RSUs. See Section 11—"The Merger Agreement;

Other Agreements—The Merger Agreement—Treatment of OpenTable Options and OpenTable RSUs" for a description of the treatment of the OpenTable Options and OpenTable RSUs.

        Backup Withholding.    To prevent federal "backup withholding" with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each stockholder (including any stockholder that tenders Shares pursuant to the Offer pursuant to the book-entry transfer procedures described above in this Section 3) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or by otherwise certifying such stockholder's exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal and Section 5—"Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger" of this Offer to Purchase for a more detailed discussion of backup withholding.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after August 24, 2014, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer.

        For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Book-Entry Transfer," any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

        If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, Shares that have been properly withdrawn may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Valid Tender of Shares."

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. None of us, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

        The following is a summary of certain material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law). This summary is based on the Internal Revenue Code of 1986, as amended, applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a "straddle," "hedge," "conversion transaction," constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, tax-exempt organizations, U.S. expatriates, "controlled foreign corporations" or "passive foreign investment companies"), or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or foreign taxation.

        If a partnership holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the tax treatment of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer or the Merger.

        THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED ON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

        United States Holders.    For purposes of this discussion, the term "United States Holder" means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a domestic corporation;

  •
  an estate whose income is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a "United States person" under applicable Treasury regulations.

        The receipt of cash for Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between such United States Holder's adjusted federal income tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding by the Delaware Court of Chancery) and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, that are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Net capital losses may be subject to limits on deductibility.

        Non-United States Holders.    For purposes of this discussion, the term "Non-United States Holder" means a beneficial owner of Shares that is not a United States person for U.S. Federal income tax purposes.

        In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding by the Delaware Court of Chancery) unless:

  •
  the gain is "effectively connected" with the Non-United States Holder's conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that such holder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis;

  •
  the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

  •
  OpenTable is or has been a United States real property holding corporation for U.S. federal income tax purposes and the Non-United States Holder held, directly or indirectly, at any time during the five-year period ending on the date of sale (or, if applicable, the date of the Merger), more than 5% of Shares and such holder is not eligible for any treaty exemption.

        "Effectively connected" gains that are recognized by a corporate Non-United States Holder also may be subject, under certain circumstances, to an additional "branch profits tax" at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

        OpenTable has not been, is not and does not anticipate becoming a United States real property holding corporation before the date of sale (or, if applicable, the date of the Merger) for U.S. federal income tax purposes.

        Information Reporting and Backup Withholding.    Payments made to a non-corporate United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to "backup withholding." See Section 3—"Procedures for Accepting the Offer and Tendering Shares—Backup Withholding" of this Offer to Purchase.

        Backup withholding generally applies if a United States Holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an IRS Form W-8BEN (or other applicable form) that it is not a United States person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.

        Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an IRS Form W-8BEN.

6.     Price Range of Shares; Dividends.

        The Shares are listed and principally traded on the NASDAQ under the symbol "OPEN." The Shares have been listed on the NASDAQ since May 21, 2009.

        The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on the NASDAQ as reported on the NASDAQ(1):

	High	Low
Year Ended December 31, 2012:
First Quarter	$52.57	$37.97
Second Quarter	46.00	35.63
Third Quarter	50.26	33.57
Fourth Quarter	50.60	41.72
Year Ended December 31, 2013:
First Quarter	63.70	48.82
Second Quarter	72.15	54.40
Third Quarter	78.36	61.50
Fourth Quarter	87.45	65.46
Year Ended December 31, 2014:
First Quarter	85.79	70.63
Second Quarter (through June 24, 2014)	106.30	61.67

(1)
Source: Bloomberg L.P.

        According to OpenTable, as of June 19, 2014, there were (a) 23,677,982 issued and outstanding Shares, (b) OpenTable Options to purchase an aggregate of 1,918,027 Shares, (c) 496,482 OpenTable RSUs and (d) 3,121,565 Shares reserved for issuance on vesting of awards granted under the OpenTable Stock Plans.

        The Offer Price of $103.00 per Share represents an approximate:

  •
  46% premium to the closing price per Share reported on the NASDAQ on June 12, 2014, the last full trading day before we announced the execution of the Merger Agreement and the Offer; and

  •
  53% premium over the average closing trading prices for the Shares for the 20-day period ending on June 12, 2014.

        On June 24, 2014, the last trading day before we commenced the Offer, the closing price of Shares reported on the NASDAQ was $104.27 per Share.

        We encourage you to obtain a recent quotation for Shares before deciding whether to tender your Shares.

        OpenTable has never declared or paid cash dividends with respect to the Shares. Under the terms of the Merger Agreement, OpenTable is not permitted to declare or pay any dividend in respect of the Shares without Priceline's prior written consent. See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Conduct of Business of OpenTable."

7.     Certain Information Concerning OpenTable.

        Except as otherwise set forth in this Offer to Purchase, the information concerning OpenTable contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of us, Priceline, the Information Agent or the Dealer Manager take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by OpenTable to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to us, Priceline, the Information Agent and the Dealer Manager.

        General.    OpenTable was incorporated on October 13, 1998, and is a Delaware corporation. The principal executive offices of OpenTable are located at One Montgomery Street, 7th Floor, San Francisco, California 94104 and the telephone number is (415) 344-4200.

        OpenTable provides solutions that form an online network connecting reservation-taking restaurants and people who dine at those restaurants. For restaurant customers, OpenTable provides a proprietary Electronic Reservation Book, or ERB, and Connect. The ERB combines proprietary software and computer hardware to deliver a solution that computerizes restaurant host-stand operations and replaces traditional pen-and-paper reservation books. The ERB streamlines and enhances a number of business-critical functions and processes for restaurants, including reservation management, table management, guest recognition and email marketing. For restaurants that do not require the operational benefits of the ERB, OpenTable offers Connect, a web-based solution that enables participating restaurants to receive reservations from OpenTable's websites and mobile applications, or apps, as well as the websites and mobile apps of OpenTable's partners and restaurant customers. For diners, OpenTable operates popular restaurant reservation websites and mobile apps. OpenTable's websites and mobile apps enable diners to find, choose and book tables at restaurants on the OpenTable network, overcoming the inefficiencies associated with the traditional process of reserving by phone.

        Available Information.    OpenTable files annual, quarterly and current reports, proxy statements and other information with the SEC. OpenTable's SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document OpenTable files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. OpenTable maintains a website at www.opentable.com. These website addresses are not intended to function as hyperlinks, and the information contained on OpenTable's website and on the SEC's website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

8.     Certain Information Concerning Purchaser and Priceline.

        Purchaser.    We are a Delaware corporation and a wholly owned subsidiary of Priceline and were formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. We have minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement. Following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we will merge with and into OpenTable, with OpenTable continuing as the Surviving Corporation. Our principal executive offices are located at 800 Connecticut Avenue, Norwalk, Connecticut 06854. Our business telephone number is (203) 299-8000.

        Priceline.    Priceline is a Delaware corporation. The business address of Priceline is 800 Connecticut Avenue, Norwalk, Connecticut 06854. The business telephone number for Priceline is (203) 299-8000. Priceline is a leading online travel company that connects consumers wishing to make travel reservations with providers of travel services around the world. Priceline offers consumers accommodation reservations (including hotels, bed and breakfasts, hostels, apartments, vacation rentals (including "aparthotels," which are apartments with a front desk and cleaning service) and other properties) through its Booking.com, priceline.com, and agoda.com brands. In the United States, Priceline also offers consumers reservations for rental cars, airline tickets, vacation packages and cruises through its priceline.com brand. Priceline offers rental car reservations worldwide through rentalcars.com, and allows consumers to easily compare airline ticket, hotel reservation and rental car reservation information from hundreds of travel websites at once through KAYAK's websites and mobile apps.

        Additional Information.    Certain information concerning the directors and executive officers of Priceline is set forth in Annex A to this Offer to Purchase and certain information concerning our directors and executive officers is set forth in Annex B to this Offer to Purchase.

        As a result of the Tender Support Agreements, we and Priceline may each be deemed to be the beneficial owner of an aggregate of 1,240,974 Shares as of June 19, 2014, or approximately 5.1% of all outstanding Shares after taking into account the exercise of OpenTable Options beneficially owned by the Supporting Stockholders that are exercisable on June 19, 2014 or becoming exercisable within 60 days thereafter, based upon information provided by OpenTable and the Supporting Stockholders.

        Except pursuant to the Tender Support Agreements and as set forth elsewhere in this Offer to Purchase (including Section 10—"Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with OpenTable", Section 11—"The Merger Agreement; Other Agreements," Annex A and Annex B): (i) neither we nor Priceline nor, to our knowledge or the knowledge of Priceline after reasonable inquiry, any of the persons or entities listed in Annex A or Annex B, or any associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of OpenTable, (ii) neither we nor Priceline nor, to our knowledge or the knowledge of Priceline after reasonable inquiry, any of the persons or entities referred to in clause (i) has effected any transaction in the Shares or any other equity securities of OpenTable during the 60-day period preceding the date of this Offer to Purchase, (iii) neither we nor Priceline nor, to our knowledge or the knowledge of Priceline after reasonable inquiry, any of the persons listed on Annex A or Annex B, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of OpenTable, (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between us and Priceline, its subsidiaries or, to our knowledge or the knowledge of Priceline after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and OpenTable or any of its executive officers, directors or affiliates, on the other hand, (v) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or contracts between us, Priceline, our or its subsidiaries or, to our knowledge or the knowledge of Priceline after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and OpenTable or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between us, Priceline or any of our or its respective executive officers, directors or affiliates, on the one hand, and OpenTable or any of its executive officers, directors or affiliates, on the other hand, and (vii) during the past five years, neither we nor Priceline nor, to our knowledge or the knowledge of Priceline after reasonable inquiry, any of the persons or entities listed in Annex A or Annex B, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we and Priceline have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document filed by us and/or Priceline with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Priceline maintains a website at www.pricelinegroup.com. These website addresses are not intended to function as hyperlinks, and the information contained on Priceline's website and on the SEC's website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

9.     Source and Amount of Funds.

        We estimate that we will need approximately $2.52 billion to purchase all Shares pursuant to the Offer and the Merger and to pay related fees and expenses. Priceline, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger. Priceline expects to fund such cash requirements from its available cash on hand and borrowings under its existing revolving credit facility pursuant to the Credit Agreement dated October 28, 2011, among Priceline, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, RBS Citizens, N.A., as documentation agent, and Bank of America, N.A. and Wells Fargo Bank, National Association, as co-syndication agents (the "Existing Credit Facility").

        Pursuant to the Existing Credit Facility, the group of lenders party thereto extended Priceline a $1.0 billion five-year unsecured revolving credit facility, which may be applied towards financing Priceline's working capital and general corporate purposes. There are no material conditions to obtaining such funds under the Existing Credit Facility. Borrowings under the revolving credit facility bear interest, at Priceline's option, at a rate per annum equal to either (i) the adjusted LIBOR for the interest period in effect for such borrowing plus an applicable margin ranging from 1.00% to 1.50% based on the leverage level of Priceline and the ratings of Priceline's long term debt by Moody's and S&P or (ii) the greatest of (A) JPMorgan Chase Bank, National Association's prime lending rate, (B) the federal funds rate plus 0.50% and (C) an adjusted LIBOR for an interest period of one month plus 1.00%, plus an applicable margin ranging from 0.00% to 0.50% based on the leverage level of Priceline and the ratings of Priceline's long term debt by Moody's and S&P. Undrawn balances available under the revolving credit facility are subject to commitment fees at the applicable rate ranging from 0.10% to 0.25% based on the leverage level of Priceline and the ratings of Priceline's long term debt by Moody's and S&P.

        The Existing Credit Facility also provides for the issuance of up to $100.0 million of letters of credit as well as borrowings of up to $50 million on same-day notice, referred to as swingline loans. Borrowings under the revolving credit facility may be made in U.S. Dollars, Euros, British Pounds Sterling and any other foreign currency agreed to by the lenders. As of June 23, 2014, there were no outstanding borrowings under the facility, and approximately $2.42 million of letters of credit were issued under the facility. The Existing Credit Facility terminates and any and all borrowings are due on October 28, 2016, but it may be terminated earlier by Priceline without penalty upon written notice and prompt repayment of all amounts borrowed. There are no current plans or arrangements in place to refinance the loans that will be made under the Existing Credit Facility.

        The foregoing summary description of the Existing Credit Facility is qualified in its entirety by reference to such Existing Credit Facility, a copy of which Priceline has filed as Exhibit (b)(1) to the Schedule TO, which you may examine and copy as set forth in Section 8—"Certain Information Concerning Purchaser and Priceline.

        We do not believe that our financial condition is relevant to a decision by a holder of Shares whether to tender Shares and accept the Offer because: (i) the consummation of the Offer is not subject to any financing condition; (ii) the Offer is being made for all Shares solely for cash; (iii) if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and (iv) in light of Priceline's financial capacity in relation to the amount of consideration payable in the Offer and as described above, we, through Priceline, will have sufficient funds immediately available to purchase all validly tendered Shares in the Offer and not properly withdrawn.

10.   Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with OpenTable.

        References to Priceline below in certain cases may be references to us or other entities that are affiliates of Priceline.

        The board of directors of Priceline (the "Priceline Board") from time to time reviews and evaluates potential strategic alternatives with Priceline's senior management, including possible business combination transactions. On April 16, 2014, Mr. Roberts, Chief Executive Officer of OpenTable, contacted Darren Huston, President and Chief Executive Officer of Priceline via email to determine if Priceline would be interested in exploring a potential acquisition of OpenTable.

        On April 18, 2014, Mr. Roberts contacted Mr. Huston by telephone. Mr. Huston indicated that Priceline was interested in exploring a potential acquisition of OpenTable. Both parties agreed to schedule a further in-person meeting with members of management from both parties in order for Priceline to receive an overview of OpenTable and to discuss the strategic benefits of an acquisition of OpenTable and possible synergies resulting from an acquisition of OpenTable.

        On April 21, 2014, representatives of Qatalyst Partners LP, OpenTable's financial advisor ("Qatalyst"), discussed with representatives of Priceline the expected process of engagement between the parties in connection with Priceline's exploration of an acquisition of OpenTable.

        On April 23, 2014, Priceline executed the Confidentiality Agreement.

        On April 30, 2014, executives from both OpenTable and Priceline met to further discuss a potential acquisition of OpenTable.

        On May 1, 2014, Mr. Huston called Mr. Roberts to discuss the previous day's meeting. Both parties agreed that the meeting was positive and Mr. Huston indicated Priceline's interest in pursuing next steps with respect to a potential acquisition of OpenTable.

        On May 9, 2014, Mr. Huston briefed Messrs. Boyd and Guyette, the Chairman and Lead Independent Director, respectively, of the Priceline Board, on the potential acquisition of OpenTable and Priceline submitted an initial non-binding expression of interest for an acquisition of all of the outstanding Shares at a purchase price of $95 to $105 per share in cash, with the final purchase price to be determined following the completion of due diligence. Priceline indicated that its willingness to proceed with an acquisition of OpenTable was contingent upon an exclusivity period of up to 75 days.

        On May 12, 2014, representatives of Qatalyst held a call with Priceline. Representatives of Qatalyst indicated to members of Priceline's senior management that OpenTable would be willing to continue working with Priceline on a non-exclusive basis. Both parties understood that Priceline would firm up its proposed offer price following a period of investigation involving further, more extensive due diligence of OpenTable.

        On May 13, 2014, Priceline submitted a written due diligence request list to OpenTable.

        On May 15, 2014, Priceline was provided access to OpenTable's electronic data room for the purpose of conducting due diligence on OpenTable.

        In the evening of May 18, 2014, Mr. Roberts and Mr. Huston had dinner in advance of a meeting between the two parties scheduled for the next day.

        On May 19, 2014, executive management of both OpenTable and Priceline met to discuss a potential acquisition.

        On May 21, 2014, representatives of Qatalyst delivered an initial draft of the Merger Agreement to Priceline.

        On May 23, 2014, representatives of Qatalyst instructed Priceline to deliver a revised proposal to acquire OpenTable the following week. Representatives of Qatalyst indicated to Priceline that the OpenTable Board expected such proposals to reflect a best and final offer and that the OpenTable Board expected to make a decision whether to proceed with an acquisition of OpenTable and to a definitive agreement providing for such an acquisition based on the proposals received the following week.

        On May 28, 2014, representatives of Qatalyst contacted a senior executive of Priceline to further discuss a potential acquisition of OpenTable and to reiterate that any acquisition proposal submitted by Priceline should reflect its best and final offer.

        On May 29, 2014, the Priceline Board received a briefing from management regarding a potential acquisition of OpenTable and discussed such potential acquisition.

        On June 2, 2014, Priceline submitted its final proposal to representatives of Qatalyst for the acquisition of all of the outstanding Shares at a purchase price of $103 per share in cash. Together with its proposal, Priceline also delivered a revised draft of the Merger Agreement.

        On the evening of June 3, 2014, representatives of Qatalyst contacted a senior executive of Priceline and informed such executive that OpenTable was interested in pursuing an acquisition of OpenTable by Priceline, subject to the negotiation of an acceptable merger agreement, and that representatives of Latham & Watkins LLP ("Latham & Watkins"), outside legal counsel to OpenTable, would contact representatives of Sullivan & Cromwell LLP ("Sullivan & Cromwell"), outside legal counsel to Priceline, to discuss the negotiation of a definitive Merger Agreement.

        Commencing on June 4, 2014, there were a series of calls between OpenTable and Priceline and their respective representatives, including Latham & Watkins and Sullivan & Cromwell, regarding due diligence matters. In addition, on June 4, 2014, representatives of Latham & Watkins and Sullivan & Cromwell discussed the revised draft of the Merger Agreement prepared by Sullivan & Cromwell.

        On June 5, 2014, the Priceline Board met again and further discussed the potential acquisition of OpenTable after hearing an update from management on the status of discussions with OpenTable.

        On the evening of June 5, 2014, Latham & Watkins sent a further revised draft of the Merger Agreement to Sullivan & Cromwell, which draft included revised provisions regarding the conditions to closing, the termination fee to be paid to Priceline in the event of termination of the Merger Agreement and OpenTable's ability to take certain actions with respect to alternative acquisition proposals after the signing of the Merger Agreement. At the same time, Latham & Watkins sent an initial draft of the form of Tender Support Agreement to Sullivan & Cromwell.

        On June 9, 2014, Sullivan & Cromwell sent a further revised draft of the Merger Agreement to Latham & Watkins, which draft revised the transaction structure from a single-step merger to a two-step tender offer and merger pursuant to Section 251(h) of the DGCL, as well as reflecting additional changes with respect to provisions regarding the conditions to closing, the termination fee to be paid to Priceline in the event of termination of the Merger Agreement and OpenTable's ability to take certain actions with respect to alternative acquisition proposals after the signing of the Merger

Agreement. Also on June 9, 2014, Sullivan & Cromwell sent a revised draft of the form of Tender Support Agreement to Latham & Watkins and there was a conference call between executives of OpenTable and Priceline and their respective advisors to discuss due diligence matters.

        On June 10, 2014, Latham & Watkins sent a further revised draft of the Merger Agreement to Sullivan & Cromwell.

        In the morning of June 11, 2014, representatives of Latham & Watkins and Sullivan & Cromwell discussed the revised draft of the Merger Agreement. Later that evening, Sullivan & Cromwell sent a further revised draft of the Merger Agreement to Latham & Watkins. On the same day, Latham & Watkins sent Sullivan & Cromwell a revised draft of the form of Tender Support Agreement.

        Also on June 11, 2014, there was a conference call between executives of OpenTable and Priceline and their respective advisors from Latham & Watkins and Sullivan & Cromwell to discuss final due diligence matters.

        In the early afternoon of June 12, 2014, Latham & Watkins sent a proposed final draft of the Merger Agreement to Sullivan & Cromwell.

        Later that day, the Priceline Board held a meeting and unanimously (i) approved the making of the offer, (ii) determined that the Merger is fair to, and in the best interests of, Priceline and its stockholders and (iii) approved and declared advisable the Merger Agreement and the Merger.

        Later on June 12, 2014, the Merger Agreement was executed by the parties. The Tender Support Agreements were executed by Priceline, us and each executive officer and director of OpenTable.

        On June 13, 2014, OpenTable and Priceline issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release has been filed as Exhibit (a)(5)(i) to the Schedule TO and is incorporated herein by reference.

11.   The Merger Agreement; Other Agreements.

The Merger Agreement

        The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8—"Certain Information Concerning Purchaser and Priceline—Available Information." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement

        The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Priceline, us and OpenTable or any of their respective affiliates contained in this Offer to Purchase or in their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Priceline, us and OpenTable or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Priceline, us and OpenTable were qualified and subject to important limitations agreed to by Priceline, us and OpenTable in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger

Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in schedules that were provided by each party to the other but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

  The Offer

        The Merger Agreement provides that we will commence the Offer as promptly as practicable after (and in any event within ten business days of) the date of the Merger Agreement, provided that OpenTable timely provides to Priceline and us all information concerning OpenTable and its subsidiaries and stockholders that may be required for our commencement of the Offer. Subject to the satisfaction of the Minimum Condition and the satisfaction or waiver by us of the other conditions that are described in Section 15—"Conditions to the Offer," we will (and Priceline will cause us to), consummate the Offer as soon as practicable after the Expiration Date, and promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer after the Expiration Date. The initial Expiration Date will be 12:00 midnight, New York City time, on July 24, 2014 (one minute after 11:59 P.M., New York City time, on July 23, 2014).

  Terms and Conditions of the Offer

        Our obligations to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15—"Conditions to the Offer." The Offer conditions are for the sole benefit of Priceline and us, and we or Priceline may waive, in whole or in part, any condition to the Offer from time to time, in our or its sole discretion, provided that we and Priceline may not waive the Minimum Condition, or amend or modify any of the other conditions in the Offer in a manner that adversely affects OpenTable stockholders generally, in each case, without the prior written consent of OpenTable.

  Extensions of the Offer

        The Merger Agreement provides that we will extend the Offer (i) for successive extension periods of not more than 20 business days each, or such other number of business days as we, Priceline and OpenTable may agree, in order to permit the satisfaction of all remaining conditions (subject to our and Priceline's right to waive any condition to the Offer (other than the Minimum Condition) in accordance with the Merger Agreement), if at any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which we and Priceline may not waive), and (ii) for any period or periods required by applicable law or any interpretation or position of the SEC or its staff or NASDAQ or its staff, provided that we are not obligated to extend the Offer beyond August 31, 2014, unless such date is extended to the extent necessary to satisfy the HSR Condition or the Injunction Condition (as defined in Section 15—"Conditions to the Offer") as summarized below in Section 11—"The Merger Agreement; Other Agreements—Termination of the Merger Agreement."

  OpenTable Board Recommendation

        The OpenTable Board has, at a meeting duly called and held, unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of OpenTable and its stockholders,

(ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) resolved to recommend that OpenTable's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer (item (iii), the "OpenTable Board Recommendation").

  The Merger

        The Merger Agreement provides that, as soon as practicable following the consummation of the Offer, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

  •
  we will be merged with and into OpenTable and, as a result of the Merger, our separate corporate existence will cease;

  •
  OpenTable will be the Surviving Corporation in the Merger and will become a wholly owned subsidiary of Priceline; and

  •
  all of our rights, privileges, immunities, powers and franchises and those of OpenTable will vest in OpenTable as the Surviving Corporation, and all of our liabilities, obligations and restrictions and those of OpenTable will become the liabilities, obligations and restrictions of OpenTable as the Surviving Corporation.

        Application of Section 251(h) of the DGCL.    The Merger will be governed by Section 251(h) of the DGCL. Accordingly, after the consummation of the Offer, Priceline, we and OpenTable have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a meeting of stockholders of OpenTable in accordance with Section 251(h) of the DGCL.

        Certificate of Incorporation; Bylaws.    At the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws, (i) our certificate of incorporation in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation, except that the name of the corporation set forth therein will be changed to the name of OpenTable, and (ii) our bylaws in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation, except that the name of the corporation set forth therein will be changed to the name of OpenTable.

        Changes of Directors and Officers in Connection with the Offer and the Merger.    The Merger Agreement provides that, upon request of Priceline, OpenTable will promptly take all actions necessary to effect the appointment of Priceline's designees as directors of OpenTable at any time after the Acceptance Time. The Merger Agreement also provides that, from and after the Effective Time, until successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, (i) the officers of OpenTable immediately prior to the Effective Time will be the officers of the Surviving Corporation and (ii) unless otherwise determined by Priceline prior to the Effective Time, the directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation. As of the date of this Offer to Purchase, the sole director of Purchaser is Glenn D. Fogel, Head of Worldwide Strategy and Planning and Executive Vice President of Corporate Development of Priceline. Priceline does not intend to designate any directors of OpenTable prior to the Effective Time.

        Merger Closing Conditions.    Our obligations and the obligations of Priceline, on the one hand, and OpenTable, on the other hand, to effect the Merger are each subject to the satisfaction of each of the following conditions:

  •
  no order (whether temporary, preliminary or permanent) of any governmental authority of competent jurisdiction or other applicable law being in effect which makes illegal, restrains, enjoins or otherwise prohibits or prevents the consummation of the Merger; and

  •
  Purchaser (or Priceline on Purchaser's behalf) having accepted for payment all of the Shares validly tendered pursuant to the Offer and not withdrawn.

        Merger Consideration.    At the Effective Time, each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights") will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Priceline or Purchaser and Shares held in treasury of OpenTable or by any of its wholly owned subsidiaries, which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

        Payment for Shares.    Prior to the Acceptance Time, Priceline will designate, pursuant to the terms of the Merger Agreement, Computershare Trust Company, N.A. as paying agent (in such capacity, the "Paying Agent") for the payment of (i) the consideration payable in the Merger in respect of each Share outstanding immediately prior to the Effective Time represented by a Share Certificate or a book-entry position ("Book-Entry Shares") (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights," Shares then owned by Priceline or Purchaser and Shares held in treasury of OpenTable or by any of its wholly owned subsidiaries) (each, an "Eligible Share"), which is an amount per Share in cash equal to the Offer Price, and (ii) the aggregate Cashed Out Stock Award Consideration payable by the Paying Agent pursuant to the Merger Agreement and described in "Treatment of OpenTable Options and OpenTable RSUs" below. Substantially concurrent with the Effective Time, Priceline will deposit or cause to be deposited with the Paying Agent cash in an amount sufficient to pay the aggregate consideration payable in connection with the Merger.

        As soon as reasonably practicable after the Effective Time and in any event not later than the third business day following the Effective Time, Priceline will cause to be sent to each holder of Shares represented by a Share Certificate (i) a Letter of Transmittal (which will specify that delivery will be effected, and risk of loss and title to the Share Certificates will pass, only upon proper delivery of the Share Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent) for use in effecting delivery of Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of Share Certificates (or effective affidavits of loss in lieu thereof) in exchange for the consideration payable to such holder in connection with the Merger. No holder of Book-Entry Shares will be required to deliver a Share Certificate or a Letter of Transmittal to the Paying Agent in order to receive the consideration payable to such holder in connection with the Merger in respect of such Book-Entry Shares.

        The Paying Agent will promptly pay the consideration payable in the Merger to the holders of Eligible Shares only upon (i) surrender to the Paying Agent of a Share Certificate for Shares held in certificate form (or an affidavit of loss in lieu thereof), together with a duly completed and validly executed Letter of Transmittal in accordance with the instructions therein, and such other documents as may be reasonably required pursuant to such instructions or (ii) delivery to the Paying Agent of an Agent's Message in respect of Book-Entry Shares (or such other evidence, if any, of transfer as the Paying Agent may reasonably request). Each Share Certificate or Book-Entry Share so surrendered will forthwith be cancelled. Interest will not be paid or accrue in respect of the consideration payable in the Merger. The Surviving Corporation will reduce the amount of any consideration payable in the Merger paid to the stockholders by any applicable withholding taxes.

        If any cash payment is to be made to a person other than the person in whose name the applicable surrendered Share Certificate is registered, such payment will only be made if the person requesting such payment pays any transfer taxes required by reason of the making of such cash payment to a person other than the registered holder of the surrendered Share Certificate or provides evidence that such tax has been paid or is not payable to the satisfaction of the Paying Agent.

        If any cash deposited with the Paying Agent is not claimed within one year following the Effective Time, such cash will be returned to Priceline upon demand, and (i) any stockholders who have not theretofore complied with Share exchange procedures in the Merger Agreement and (ii) any holders of Cashed Out Stock Awards who have not received their Cashed Out Stock Award Consideration will thereafter look only to Priceline for payment, without interest, less any applicable withholding taxes, of consideration payable in the Merger in respect of such Shares or such Cashed Out Stock Awards. Notwithstanding the foregoing, none of us, Priceline or OpenTable will be liable to any holder of Shares or Cashed Out Stock Awards for any consideration payable in the Merger or Cashed Out Stock Award Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        The transmittal instructions will include instructions if the stockholder has lost a Share Certificate or if it has been stolen or destroyed. The stockholder will have to provide an affidavit to that fact and, if required by Priceline or us, post a bond in such reasonable amount as we may reasonably direct, as indemnity against any claim that may be made against it in respect of such Share Certificate.

  Treatment of OpenTable Options and OpenTable RSUs

        Vested OpenTable Options.    At the Effective Time, each vested OpenTable Option that is outstanding (each, a "Cashed Out Option") will be cancelled and converted into the right to receive, without interest, an amount in cash (rounded down to the nearest whole cent and less applicable tax withholdings) equal to the product of (A) the aggregate number of Shares underlying such OpenTable Option as of immediately prior to the Effective Time, and (B) the excess, if any, of (1) the Offer Price over (2) the exercise price per share of such OpenTable Option (the "Option Payment Amount").

        Unvested OpenTable Options.    At the Effective Time, each unvested OpenTable Option that is outstanding will be assumed by Priceline and converted into an option denominated in shares of the common stock of Priceline having the same terms and conditions as the OpenTable Option (each, an "Assumed OpenTable Option"). Each Assumed OpenTable Option will become exercisable in accordance with its terms for that number of shares of the common stock of Priceline equal to the product of (A) the number of Shares that were subject to such OpenTable Option immediately prior to the Effective Time and (B) an exchange ratio (the "Exchange Ratio") equal to the quotient determined by dividing (x) the Offer Price by (y) the volume weighted average price for a share of the common stock of Priceline on the NASDAQ over the five trading days immediately preceding (but not including) the date on which the Effective Time occurs as reported to Bloomberg, L.P. (the "Priceline Closing Price") and rounding such product down to the nearest whole number of shares of common stock of Priceline (the amount of such rounding, the "Fractional Cancelled Option"). The per share exercise price for the shares of common stock of Priceline issuable upon exercise of such Assumed OpenTable Option will be equal to the quotient determined by dividing (A) the exercise price per Share of such OpenTable Option immediately prior to the Effective Time by (B) the Exchange Ratio, and rounding such quotient up to the nearest whole cent. Each Fractional Cancelled Option will be converted into the right to receive an amount in cash (rounded down to the nearest whole cent and less any applicable tax withholdings) equal to the product obtained by multiplying (A) the fractional number of shares of Priceline common stock subject to such Fractional Cancelled Option immediately after the Effective Time and (B) the excess, if any, of the Priceline Closing Price over the exercise price per whole share of common stock of Priceline of such Assumed OpenTable Option as of immediately after the Effective Time (the "Fractional Cancelled Option Consideration").

        OpenTable RSUs.    At the Effective Time, each outstanding OpenTable RSU will be assumed by Priceline and converted into a restricted stock unit denominated in shares of the common stock of Priceline having the same terms and conditions as the OpenTable RSU (each, an "Assumed OpenTable RSU"). The number of shares of the common stock of Priceline that will be subject to a given Assumed OpenTable RSU upon the assumption thereof at the Effective Time will be determined by multiplying (A) the number of Shares that were subject to such OpenTable RSU as of immediately prior to the Effective Time by (B) the Exchange Ratio and rounding such product down to the nearest whole number of shares of common stock of Priceline (the amount of such rounding, the "Fractional Cancelled RSU"). Each Fractional Cancelled RSU will be converted into the right to receive an amount in cash (rounded down to the nearest whole cent and less any applicable tax withholdings) equal to the product obtained by multiplying (A) the fractional number of shares of Priceline common stock that were issuable with regard to such Fractional Cancelled RSU immediately after the Effective Time, by (B) the Priceline Closing Price (the "Fractional Cancelled RSU Consideration").

        Any current or former employee of OpenTable entitled to the Option Payment Amount, Fractional Cancelled Option Consideration or Fractional Cancelled RSU Consideration (collectively, the "Cashed Out Stock Award Consideration") in respect of Cashed Out Options, Fractional Cancelled Options and Fractional Cancelled RSUs (collectively, the "Cashed Out Stock Awards") will be paid such Cashed Out Stock Award Consideration through the payroll system of the Surviving Corporation or, if not a current or former employee of OpenTable, through the Depositary, which will act as such person's paying agent for the purpose of distributing such Cashed Out Stock Award Consideration. The Cashed Out Stock Award Consideration will be payable as soon as practicable following the date on which the Merger is consummated (the "Closing Date") (and, in the case of current or former employees of OpenTable, in no event later than the next regularly scheduled payroll run of the Surviving Corporation following the Closing Date).

  Representations and Warranties

        The Merger Agreement contains representations and warranties of Priceline, us and OpenTable.

        Some of the representations and warranties in the Merger Agreement made by OpenTable are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement, any change, event, circumstance or development will be deemed to have a "Material Adverse Effect" on OpenTable and its subsidiaries, taken as a whole, if such change, event, circumstance or development, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, assets or liabilities of OpenTable and its subsidiaries, taken as a whole; provided, however, that no changes, events, circumstances or developments attributable to or resulting from any of the following will be deemed to be, or taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect:

  (i)
  changes, events, circumstances or developments in or affecting general economic conditions or the securities, credit or financial markets in general (including interest rates and exchange rates);

  (ii)
  changes, events, circumstances or developments generally affecting the industries in which any of OpenTable and its subsidiaries operate;

  (iii)
  changes or developments in generally accepted accounting principles in the United States ("GAAP"), other applicable accounting rules or applicable laws, or the enforcement or interpretation thereof, or changes or developments in political, regulatory or legislative conditions;

  (iv)
  changes, events, circumstances or developments resulting from any weather-related or other force majeure event or natural disaster (including hurricane, tornado, flood, earthquake, tsunami or volcano eruption) or outbreak or escalation of hostilities or acts of war (whether or not declared) or terrorism;

  (v)
  the execution, delivery, announcement or pendency of the Merger Agreement, OpenTable's compliance with the terms of the Merger Agreement or the transactions contemplated thereby or the anticipated consummation of the Offer and the Merger (including, for the avoidance of doubt, (A) any loss of revenue or earnings, or (B) the impact thereof on the relationships, contractual or otherwise, of any of OpenTable and its subsidiaries with employees, customers, suppliers or business partners);

  (vi)
  any legal proceedings brought by any current or former securityholders of OpenTable (on their own behalf or on behalf of OpenTable) arising out of or related to the Merger Agreement or any of the transactions contemplated thereby;

  (vii)
  any action taken at the written request of Priceline or us or any failure to take an action that is expressly prohibited by the Merger Agreement;

  (viii)
  any failure by any of OpenTable and its subsidiaries to meet any internal or published projections, forecasts, estimates or projections or analysts' expectations in respect of revenues, cash flow, earnings or other financial or operating metrics for any period; or

  (ix)
  any changes in the market price or trading volume of Shares or in OpenTable's credit rating;

except that, (A) the underlying cause(s) of such change or failure will not be excluded in the case of paragraphs (viii) and (ix) (unless otherwise excepted under the foregoing paragraphs (i) through (vii)) and (B) any changes, events, circumstances or developments referred to in paragraphs (i) through (iv) will not be excluded to the extent the same disproportionately affect (individually or together with other changes, events, circumstances or developments) OpenTable and its subsidiaries, taken as a whole, as compared to other similarly situated entities operating in the same principal industries and geographic markets in which OpenTable and its subsidiaries operate.

        In the Merger Agreement, OpenTable has made customary representations and warranties to Priceline and us with respect to, among other things:

  •
  the due incorporation, valid existence, good standing and qualification to do business of OpenTable and its subsidiaries;

  •
  the corporate authority and power of OpenTable to perform its obligations under the Merger Agreement;

  •
  the inapplicability of a stockholder vote required to authorize or adopt the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement;

  •
  the governmental authorizations necessary in connection with OpenTable's obligations under the Merger Agreement;

  •
  the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and the organizational or governing documents or certain agreements of OpenTable and its subsidiaries or applicable laws, on the other hand;

  •
  OpenTable's capitalization;

  •
  OpenTable's SEC filings and financial statements;

  •
  the absence of certain changes or events;

  •
  the absence of certain material undisclosed liabilities;

  •
  material contracts and the absence of any defaults under material contracts;

  •
  compliance with applicable laws and regulatory requirements, including possession of all governmental licenses and permits necessary to conduct its business;

  •
  the absence of any material litigation or other legal proceedings, claims or investigations;

  •
  real property and equipment and title to assets;

  •
  intellectual property matters, including the absence of infringement of rights of others;

  •
  insurance coverage;

  •
  tax matters, including filings of material tax returns and payment of material taxes;

  •
  employee benefit matters, including the status of employee benefit plans;

  •
  environmental matters, including compliance of OpenTable and its subsidiaries with applicable environmental laws;

  •
  the absence of certain undisclosed transactions with affiliates;

  •
  parties entitled to financial advisory fees based on OpenTable's arrangements;

  •
  the receipt by the OpenTable Board of a fairness opinion from Qatalyst;

  •
  the inapplicability of any anti-takeover law to the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and

  •
  the accuracy of information supplied by OpenTable for inclusion in this Offer to Purchase, and the absence of material untrue statements or omissions in the Schedule 14D-9.

        In the Merger Agreement, we and Priceline have made customary representations and warranties to OpenTable with respect to, among other things:

  •
  the due incorporation, valid existence, good standing and qualification to do business of Priceline and us;

  •
  the corporate authority and power of Priceline and us to perform our obligations under the Merger Agreement;

  •
  the governmental authorizations necessary in connection with the obligations of Priceline and us under the Merger Agreement;

  •
  the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and our organizational or governing documents and those of Priceline, applicable laws or certain of our agreements and those of Priceline, on the other hand;

  •
  the absence of any material transaction-related litigation or other legal proceedings, claims or investigations;

  •
  parties entitled to financial advisory fees based on Priceline's and our arrangements;

  •
  lack of ownership of Shares by Priceline, us or our subsidiaries;

  •
  availability of funds necessary to perform our respective obligations under the Merger Agreement, including the payment of the aggregate Offer Price and consideration payable in the Merger;

  •
  our organization, business activities and capitalization; and

  •
  the accuracy of information supplied by Priceline and us for inclusion in the Schedule 14D-9, and the absence of material untrue statements or omissions in this Offer to Purchase.

        None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

  Conduct of Business of OpenTable

        The Merger Agreement provides that, except as expressly required by the Merger Agreement, as required by applicable law, or otherwise with the prior written consent of Priceline (which consent will not be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, OpenTable will, and will cause each of its subsidiaries to, conduct the business of OpenTable and its subsidiaries, taken as a whole, in the ordinary course consistent with past practice and, to the extent consistent therewith, use its (and cause each of its subsidiaries to use their) reasonable best efforts to (i) preserve intact the present business organization of OpenTable and its subsidiaries, (ii) maintain in effect all material licenses, permits and authorizations of OpenTable and its subsidiaries, (iii) keep available the services of present officers and key employees of OpenTable and its subsidiaries and (iv) preserve intact the relationships of OpenTable and its subsidiaries with customers, suppliers, distributors and employees.

        In addition, during the same period, except as expressly required by the Merger Agreement, as required by applicable law, or otherwise with the prior written consent of Priceline (which consent will not be unreasonably withheld, conditioned or delayed), OpenTable will not, and will not permit any of its subsidiaries to, take certain actions (subject to certain further exceptions to the individual restrictions set forth in the Merger Agreement, including in certain circumstances exceptions relating to OpenTable's ordinary course of business consistent with past practice), including the following:

  •
  adopt or propose any change to its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) in any material way;

  •
  merge or consolidate OpenTable or any of its subsidiaries with any other entity, or restructure, reorganize or liquidate all or a material part of its assets;

  •
  (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of (A) any capital stock or other security of OpenTable or its subsidiaries, (B) any instrument convertible into or exchangeable for any capital stock or other security of OpenTable or its subsidiaries or (C) any option, call, warrant, share of phantom stock or phantom stock right, stock purchase or stock appreciation right, restricted stock unit, performance stock unit or right to acquire any capital stock or other security of OpenTable or its subsidiaries (collectively, "Acquired Company Securities"), or redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire or subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to, any Acquired Company Securities, or issue or authorize or propose the issuance of any other securities in respect of, or in lieu of or in substitution for, shares of any Acquired Company Securities or other securities, other than (x) dividends and distributions paid by any wholly owned subsidiary of OpenTable to any of OpenTable or its subsidiaries, (y) purchases, redemptions or other acquisitions of securities of OpenTable or its subsidiaries (1) required by the terms of the OpenTable Stock Plans or (2) required by the terms of any plans, arrangements or contracts existing on the date of the Merger Agreement (or entered into after the date of the Merger Agreement) between OpenTable or its subsidiaries and any director or employee thereof, or (ii) enter into any agreement with respect to the voting of its capital stock;

  •
  (i) issue, deliver, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, delivery, sale, pledge, disposition, grant, transfer or encumbrance of, any Acquired Company Securities other than (A) the issuance of any Shares upon the exercise of OpenTable Options or settlement of OpenTable RSUs that, in each case, are outstanding on the date of the Merger Agreement or granted after the date thereof, (B) the grant of awards under the OpenTable Stock Plans in the ordinary course of business consistent with past practice, except for the grant of such awards to any officer, advisor, consultant or employee of OpenTable with base salary that exceeds $225,000 or (C) the issuance of securities of any wholly owned subsidiary of OpenTable to OpenTable or any other wholly owned subsidiary of OpenTable, or (ii) amend any term of any Acquired Company Security (whether by merger, consolidation or otherwise) including an amendment of an award under the OpenTable Stock Plans to provide for acceleration of vesting as a result of the Merger or a termination of employment or service related to the Merger (other than pursuant to the terms of any employee plan in effect on the date of the Merger Agreement);

  •
  incur any capital expenditures in excess of $7,000,000 in the aggregate in any fiscal quarter;

  •
  acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets (including any intellectual property rights and other intangible assets), securities, properties, interests or businesses other than in the ordinary course of business consistent with past practice;

  •
  sell, lease, assign, license, mortgage or otherwise transfer, or create or incur any lien (other than certain permitted liens), or pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of the material assets (including any intellectual property rights and other intangible assets), licenses, operations, rights, securities, properties, interests or businesses of OpenTable and its subsidiaries other than licenses to customers and business partners in the ordinary course of business consistent with past practice;

  •
  make any loans, advances or capital contributions to, or investments in, any person or entity (other than OpenTable or its subsidiaries and other than advances to employees for travel and other business expenses in the ordinary course of business consistent with past practice);

  •
  enter into any contract or transaction with (including the making of any payment to) certain related persons (other than OpenTable or its subsidiaries) or an affiliate of such related persons (other than OpenTable or its subsidiaries), in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act");

  •
  create, incur, assume, guarantee, endorse, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt security of OpenTable or its subsidiaries or enter into any "keep well" or other contract to maintain any financial statement condition of another person or entity other than (i) letters of credit issued and maintained by OpenTable in the ordinary course of business consistent with past practice or (ii) loans or advances between OpenTable and its subsidiaries in the ordinary course of business consistent with past practice;

  •
  enter into any contract that would have been considered a material contract required to be disclosed to Priceline had it been entered into prior to the date of the Merger Agreement, amend or modify in any material respect or terminate or default under any material contract or otherwise waive, release or assign any material rights, claims or benefits of OpenTable or its subsidiaries thereunder, in each case (other than in the case of a default), other than in the ordinary course of business consistent with past practice and except for renewals or terminations in accordance with the terms of any material contract;

  •
  except as required pursuant to existing written agreements in effect prior to the date of the Merger Agreement: (i) grant or increase any change-in-control, severance or termination pay to (or amend any existing arrangement with) any director, officer, advisor, consultant or employee of OpenTable or its subsidiaries, (ii) increase benefits payable under any existing change-in-control, severance or termination pay policies, (iii) establish, adopt or amend (except as required by applicable law) any employee plan, (iv) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization,

    (v) increase in any manner compensation, bonus, commission or other benefits payable to any director, officer, advisor, consultant or employee of OpenTable or its subsidiaries, other than increases to any such individuals who are not directors or officers of OpenTable or its subsidiaries in the ordinary course of business consistent with past practice that do not exceed 25% individually or 1% in the aggregate, (vi) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any employee plan, to the extent not already provided in any such employee plan, (vii) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any employee plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law or (viii) forgive any loans to any director, officer, advisor, consultant or employee of OpenTable or its subsidiaries;

  •
  change in any material respect any methods of accounting or accounting practices, policies or procedures of OpenTable or its subsidiaries, except as required by concurrent changes in GAAP or SEC rules and regulations, in either case as agreed to by its independent public accountants;

  •
  settle or compromise, or offer or propose to settle or compromise, any legal proceeding if doing so would (i) require the payment of monetary damages by OpenTable or its subsidiaries after the date hereof of any amount in excess of $500,000 per proceeding or $1,000,000 in the aggregate for all such proceedings or (ii) involve any injunctive or other non-monetary relief which, in either case, imposes material restrictions on the business operations of OpenTable or its subsidiaries, taken as a whole;

  •
  except as may be required by applicable law, (i) make or change any material tax election, (ii) file any material amended tax return, (iii) adopt or change any material accounting method for taxes, (iv) settle or compromise any material tax claim, (v) surrender any material claim for a refund of taxes, (vi) enter into any closing agreement relating to taxes, (vii) file any material tax return that is inconsistent with past practice or (viii) consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment; or

  •
  agree, resolve, authorize or commit to do any of the foregoing.

  No Solicitation

        OpenTable has agreed that, except as expressly permitted by the non-solicitation provisions of the Merger Agreement, during the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement, it will not, and will not authorize or permit any of its subsidiaries or any of its representatives to, directly or indirectly:

  •
  solicit, initiate or knowingly encourage any inquiry, expression of interest or proposal by, or offer that constitutes an Acquisition Proposal (as defined below) (or that would reasonably be expected to result in an Acquisition Proposal) from any person other than Priceline, us or our respective affiliates or representatives;

  •
  engage or participate in any discussions or negotiations with any person (other than Priceline, us or our respective affiliates or representatives) in furtherance of or for the purpose of obtaining any Acquisition Proposal;

  •
  furnish any information relating to OpenTable or its subsidiaries to any person (other than Priceline, us or our respective affiliates or representatives) in connection with or in response to an Acquisition Proposal;

  •
  accept any Acquisition Proposal or enter into any agreement, arrangement or understanding relating to any Acquisition Proposal with any person other than Priceline, us or our respective affiliates or representatives (other than a confidentiality agreement pursuant to the immediately following paragraph); or

  •
  submit any Acquisition Proposal to the vote of the stockholders of OpenTable.

        However, prior to the Acceptance Time, OpenTable is not prohibited from furnishing information, subject to the entry into a confidentiality agreement pursuant to the terms of the Merger Agreement, with respect to OpenTable and its subsidiaries to the person making such Acquisition Proposal and its representatives or participating in discussions or negotiations with the person making such Acquisition Proposal and its representatives regarding such Acquisition Proposal if: (i) OpenTable has received an unsolicited, bona fide and written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of OpenTable (by acquisition, merger or otherwise) from a third party; (ii) such Acquisition Proposal did not result from a breach of any provision of the foregoing paragraph; (iii) the OpenTable Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (as defined below); and (iv) after consultation with its outside counsel, the OpenTable Board or any duly authorized committee thereof determines in good faith that failure to take such action would be inconsistent with the directors' fiduciary duties to the stockholders of OpenTable under the DGCL.

        For purposes of the Merger Agreement, "Acquisition Proposal" means, other than the transactions contemplated by the Merger Agreement, (i) any proposal or offer (other than any proposal or offer by Priceline, us or our respective affiliates) with respect to a merger, consolidation, exclusive license, business combination, recapitalization, reorganization, joint venture, partnership, liquidation, dissolution or similar transaction involving OpenTable or its subsidiaries or (ii) any proposal or offer to acquire, by tender offer, share exchange, stock or asset purchase or in any other manner, which, in each case with respect to clauses (i) and (ii), if consummated would result in, any person or entity (other than Priceline, us or our respective affiliates) becoming, in one or a series of related transactions, directly or indirectly, the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of (A) 25% or more of the total voting power or of any class of equity securities of OpenTable or its subsidiaries or, in the case of a transaction described in clause (i), the entity resulting from such transaction or (B) assets (including equity securities of any subsidiary of OpenTable) comprising 25% or more of the consolidated net income, consolidated net revenue or fair market value of the total consolidated assets of OpenTable and its subsidiaries, taken as a whole.

        For purposes of the Merger Agreement, "Superior Proposal" means any bona fide and written Acquisition Proposal that would result in any person or entity becoming the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the equity securities of OpenTable or assets comprising more than 50% of the consolidated net income, consolidated net revenue or fair market value of the total consolidated assets of OpenTable and its subsidiaries, taken as a whole, that the OpenTable Board determines in good faith, after consultation with its outside legal counsel and its financial advisors, is reasonably likely to be consummated substantially in accordance with its terms, taking into account all legal, financial (including the certainty of any financing) and regulatory aspects of the proposal and the person making the proposal, and if consummated, would be more favorable to OpenTable's stockholders (in their capacity as such) from a financial point of view than the Offer and the Merger, in each case, after taking into account all relevant factors, including all terms and conditions of such Acquisition Proposal and the Merger Agreement (including any adjustment to the terms and conditions of the Merger Agreement agreed to by Priceline in writing in response to such Acquisition Proposal).

        During the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement, OpenTable will promptly (and in any event within two business days after OpenTable's knowledge of such event) notify Priceline orally and in writing

(which may be by email) of any expression of interest, proposal or offer with respect to an Acquisition Proposal or any request for discussions or negotiations regarding an Acquisition Proposal that is received from any person or entity or its representatives (other than Priceline, us or our respective affiliates or representatives) after the date of the Merger Agreement by OpenTable or its subsidiaries and thereafter will (i) keep Priceline reasonably informed, on a prompt basis (and in any event within two business days), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or requests and will reasonably promptly (and in any event within two business days) apprise Priceline of the status of any such discussions or negotiations and (ii) provide to Priceline as soon as reasonably practicable after receipt or delivery thereof (and in any event within one business day) copies of all correspondence and other written material sent by or provided to OpenTable or any of its subsidiaries from any person that describes any of the terms or conditions of any Acquisition Proposal. In connection with such notice, OpenTable will indicate the identity of such person or entity and will provide a copy of any such expression of interest, proposal or offer that was received. Without limiting the foregoing, OpenTable will notify Priceline orally and in writing (which may be by email) if OpenTable determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal, prior to providing any such information or engaging in any such discussions or negotiations.

        As of the date of the Merger Agreement, OpenTable has agreed, and has agreed to cause each of its subsidiaries and its representatives, to immediately cease, and cause to be terminated any activities, discussions or negotiations with any persons or entities (other than Priceline, us and our affiliates and representatives) ongoing as of the date of the Merger Agreement with respect to any Acquisition Proposal (or that would reasonably be expected to result in an Acquisition Proposal). OpenTable has also agreed that it will promptly request each person that has executed a confidentiality agreement prior to the date of the Merger Agreement in connection with its consideration of acquiring OpenTable or any of its subsidiaries to return or destroy all confidential information furnished to such person prior to the date of the Merger Agreement by or on behalf of OpenTable or any of its subsidiaries or representatives.

        Nothing contained in the non-solicitation provisions of the Merger Agreement will prohibit OpenTable, or the OpenTable Board, directly or indirectly through any representative, from disclosing in the Schedule 14D-9 or otherwise factual information regarding the business, financial condition or results of operations of OpenTable and its subsidiaries or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal, provided that OpenTable has in good faith, after consultation with outside counsel, determined that such information, facts, identity or terms is required to be disclosed under applicable law or that failure to make such disclosure would be inconsistent with the fiduciary duties of the OpenTable Board under applicable law (such disclosure, a "Permitted Disclosure"). So long as OpenTable and its representatives have otherwise complied with the non-solicitation provisions of the Merger Agreement, none of the foregoing will prohibit OpenTable and its representatives, at any time prior to the Acceptance Time, from contacting any persons or group of persons that have made an Acquisition Proposal after the date of the Merger Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, and any such actions will not be a breach of such non-solicitation provisions.

  OpenTable Board's Recommendation; Change of Board Recommendation

        The OpenTable Board has made the OpenTable Board Recommendation that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer. The OpenTable Board has also agreed to include the OpenTable Board Recommendation in the Schedule 14D-9 and consented to the inclusion of the OpenTable Board Recommendation in this Offer to Purchase and documents related to the Offer.

        In addition, except as expressly permitted by the non-solicitation provisions of the Merger Agreement, neither the OpenTable Board nor any committee thereof may take any of the following actions (each, a "Change of Board Recommendation"):

  •
  withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Priceline or us, the OpenTable Board Recommendation or fail to include the OpenTable Board Recommendation in (or remove from) the Schedule 14D-9;

  •
  approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Acquisition Proposal;

  •
  fail to recommend unequivocally against acceptance of any tender offer or exchange offer that is publicly disclosed (other than by Priceline or an affiliate of Priceline) prior to the date that is 11 business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act or recommend that the stockholders of OpenTable tender their Shares in such tender offer or exchange offer; or

  •
  make any other public statement that has the substantive effect of withdrawing or adversely modifying the OpenTable Board Recommendation.

        However, if at any time prior to the Acceptance Time, (i) (A) OpenTable receives an unsolicited, bona fide and written Acquisition Proposal that did not result from a breach of the non-solicitation provisions of the Merger Agreement and that the OpenTable Board determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of the Merger Agreement that may be offered by Priceline pursuant to its matching rights described below, and (B) the OpenTable Board determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the fiduciary duties owed by the OpenTable Board to the stockholders of OpenTable under the DGCL, or (ii) the OpenTable Board determines (other than with respect to an Acquisition Proposal) in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the fiduciary duties owed by the OpenTable Board to the stockholders of OpenTable under the DGCL, then the OpenTable Board may at any time prior to the Acceptance Time (x) effect a Change of Board Recommendation or (y) in the case of clause (i) above, terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal. The OpenTable Board may not withdraw, modify or amend the OpenTable Board Recommendation in a manner adverse to Priceline pursuant to the foregoing clause (x) or terminate the Merger Agreement pursuant to the foregoing clause (y) unless:

  •
  the Acquired Companies will not have materially breached the non-solicitation provisions of the Merger Agreement; and

  •
  OpenTable has provided prior written notice to Priceline at least three business days in advance (the "Notice Period") of OpenTable's intention to take any action permitted under clause (x) or (y) above, which notice will, in the case of clause (i) above, specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and has contemporaneously provided to Priceline a copy of the available relevant proposed transaction agreements with the party making such Superior Proposal (an "Alternative Acquisition Agreement"); and

  •
  prior to effecting such Change of Board Recommendation or terminating the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal, OpenTable will, and will cause its representatives to, during the Notice Period, negotiate with Priceline in good faith (to the extent Priceline desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal or, in the case of clause (ii) above, the OpenTable Board determines in good faith, after consultation with outside counsel, that the failure to make such a Change of Board Recommendation would not be inconsistent with the fiduciary duties owed by the OpenTable Board to the stockholders of OpenTable under the DGCL.

In the event of any material revisions to the Superior Proposal, OpenTable will be required to deliver a new written notice to Priceline and to comply with the requirements set forth in this paragraph with respect to such new written notice, except that references to the three business day period above will be deemed to be references to a one business day period, provided that such new written notice will in no event shorten the original Notice Period.

        If any Permitted Disclosure described in "No Solicitation" above does not reaffirm the OpenTable Board Recommendation or has the substantive effect of withdrawing or adversely modifying the OpenTable Board Recommendation, such disclosure will be deemed to be a Change of Board Recommendation and Priceline will have the right to terminate the Merger Agreement.

  Employee Matters

        For a period of at least one year following the Closing Date, Priceline will, or will cause the Surviving Corporation to, provide all employees of OpenTable and its subsidiaries as of the Effective Time (collectively, the "Acquired Company Employees") with (i) base salary (or wages) and cash bonus opportunities (excluding any equity compensation) that are no less favorable than the base salaries and cash bonus opportunities (excluding any equity compensation) provided by OpenTable and its subsidiaries immediately prior to the Effective Time, (ii) pension and welfare benefits that are no less favorable in the aggregate than those provided by OpenTable and its subsidiaries immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than those provided by OpenTable and its subsidiaries immediately prior to the Effective Time.

        Priceline has also agreed that, from and after the Closing Date, Priceline will, or will cause the Surviving Corporation to, grant all of the Acquired Company Employees credit for any service with OpenTable or its subsidiaries earned prior to the Closing Date for purposes of eligibility, vesting and benefit determinations (including vacation accruals) under any benefit or compensation plan, program, agreement or arrangement that may be established or that is maintained by Priceline or the Surviving Corporation or any of its subsidiaries on or after the Closing Date (each, a "Priceline Plan") to the same extent that it was recognized under any similar employee plan of OpenTable; provided, however, that such service will not be recognized or credited to the extent that such recognition would result in a duplication of benefits. In addition, for purposes of each Priceline Plan providing health or welfare benefits to any Acquired Company Employee, Priceline will use commercially reasonable efforts to (x) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements to the extent waived or satisfied by an Acquired Company Employee and his or her covered dependents under any employee plan of OpenTable or its subsidiaries as of the Closing Date and (y) cause any deductible, co-insurance and covered out-of-pocket expenses paid by any Acquired Company Employee (or covered dependent thereof) during the portion of the plan year in which such Acquired Company Employee participated in an employee plan of OpenTable or its subsidiaries to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Priceline Plan in the applicable plan year.

        In addition, as of the Effective Time, Priceline will, or will cause the Surviving Corporation to honor, in accordance with their terms, certain employment, change in control, severance and other compensation and benefits agreements, arrangements and policies existing prior to the execution of the Merger Agreement which are between OpenTable or any of its subsidiaries and any director, officer, employee or consultant thereof and agrees that the occurrence of the Closing will constitute a "Change in Control" for purposes of such agreements.

  Rule 14d-10(d) Matters

        OpenTable has agreed that, prior to the Acceptance Time, it will (acting through the Compensation Committee of the OpenTable Board) cause each employee plan of OpenTable and its subsidiaries pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of OpenTable to be approved by the Compensation Committee of the OpenTable Board (comprised solely of "independent directors") in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

  Efforts to Close the Transaction

        Each of OpenTable, Priceline and us have agreed to use reasonable best efforts to: (i) consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable; (ii) obtain from any governmental authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders required to be obtained by Priceline or OpenTable or any of their respective subsidiaries, or to avoid any legal proceeding by any governmental authority, in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated therein, including the Offer and the Merger; (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the terms thereof, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated, lifted, overturned or reversed; and (iv) as promptly as reasonably practicable, and in any event within ten business days after the date of the Merger Agreement, make all necessary registrations, declarations, submissions and filings, and thereafter make any other required registrations, declarations, submissions and filings, and pay any fees due in connection therewith, with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement required under the Exchange Act, any other applicable federal or state securities laws, the HSR Act, any other applicable antitrust laws, and any other applicable law.

        Each of Priceline and OpenTable have agreed to give (or will cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, and the parties will coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any contracts of OpenTable or its subsidiaries in connection with consummation of such transactions and seeking any such actions, consents, approvals or waivers.

        If any objections are asserted under the HSR Act, any other applicable antitrust laws or any other applicable law with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement or if any lawsuit or other legal proceeding, whether judicial or administrative, is instituted (or threatened to be instituted) by the Federal Trade Commission ("FTC"), the Department of Justice ("DOJ") or any other governmental authority challenging the Offer, the Merger and the other transactions contemplated by the Merger Agreement or which would otherwise prohibit or materially impair or delay the consummation of such transactions, each of Priceline and OpenTable will

(and will cause their respective subsidiaries to) take all actions necessary to resolve any such objections or lawsuits or other legal proceedings (or threatened lawsuits or other legal proceedings) so as to permit consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement as soon as reasonably practicable, including becoming subject to, consenting to or agreeing to, or otherwise taking any action with respect to, any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change its respective assets or business (including that of its affiliates). However, none of Priceline, OpenTable or any of their respective subsidiaries will be required to take any such actions if any of them would reasonably be expected to have a material adverse effect on the businesses of Priceline, OpenTable, and their respective subsidiaries and affiliates, taken as a whole (assuming the businesses of Priceline, OpenTable, and their respective subsidiaries and affiliates, taken as a whole, had assets, liabilities, revenues, cash flows and operations the size of those of OpenTable and its subsidiaries, taken as a whole).

        We and Priceline, on the one hand, and OpenTable, on the other hand, have agreed to (i) give the other parties prompt notice of the making or commencement of any request or legal proceeding by or before any governmental authority with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) keep the other parties informed as to the status of any such request or legal proceeding and (iii) promptly inform the other parties of any communication to or from the FTC, the DOJ or any other domestic or foreign governmental authority regarding such transactions. Each party will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal prior to submission in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement and will take reasonable account of each other's views. Each party will not, and will not permit any of its subsidiaries to, acquire or agree to acquire any business, entity or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition would reasonably be expected to result in any material delay or impairment of (x) the ability of the parties to obtain the applicable clearance, approval or waiver of any governmental authority charged with the enforcement of any applicable law with respect to the transactions contemplated by the Merger Agreement or (y) the expiration or termination of any applicable waiting period.

  Takeover Statutes

        OpenTable has agreed that if any state takeover law or similar law is or may become applicable to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, OpenTable and the OpenTable Board will grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of any such takeover law or similar law on such transactions to the greatest extent permissible under such laws.

  Indemnification and Insurance

        Priceline has agreed that, after the Effective Time:

  •
  it will, and will cause the Surviving Corporation to, indemnify and hold harmless the individuals who on or prior to the Effective Time were officers or directors of OpenTable or its subsidiaries or were serving at the request of OpenTable as an officer or director of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise with respect to all acts or omissions by them in their capacities as such or taken at the request of OpenTable or any of its subsidiaries at any time prior to the Effective Time to the fullest extent that OpenTable or the subsidiary for which they were acting in such capacity would have been permitted to indemnify and hold harmless such individuals by applicable law (including with respect to advancement of expenses).

  •
  all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current and former directors and officers of OpenTable or its subsidiaries or any of their respective affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer or director (each, a "D&O Indemnitee"), as provided in OpenTable's or each of its subsidiaries' respective certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any agreement, will (i) survive the Offer and the Merger, (ii) continue in full force and effect in accordance with their terms and (iii) be fulfilled and honored by Priceline or the Surviving Corporation to the maximum extent that OpenTable or its applicable subsidiary, as applicable, would have been permitted to fulfill and honor them by applicable law;

  •
  for a period of six years, Priceline will, and will cause the Surviving Corporation and its subsidiaries to, cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of OpenTable and its subsidiaries immediately prior to the Effective Time, and during such six-year period, such provisions will not be amended, repealed or otherwise modified in any respect, except as required by applicable law.

        Prior to the Effective Time, Priceline will, or will cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for a non-cancellable extension of the directors' and officers' liability coverage of OpenTable's existing directors' and officers' insurance policies and OpenTable's existing fiduciary liability insurance policies (collectively, the "D&O Insurance"), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as OpenTable's current D&O Insurance carrier with respect to directors' and officers' liability insurance in an amount and scope at least as favorable as OpenTable's existing policies, subject to an agreed cap on the premium amount for such "tail" insurance policies.

        If Priceline or the Surviving Corporation fails for any reason to obtain such "tail" insurance policies as of the Effective Time, (i) the Surviving Corporation will continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date of the Merger Agreement with OpenTable's current insurance carrier (or a carrier with the same or better credit rating) with respect to directors' and officers' liability insurance in an amount and scope at least as favorable as OpenTable's existing policies, or (ii) Priceline will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the D&O Indemnitees who are insured under OpenTable's D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as OpenTable's current D&O Insurance carrier that is no less favorable than OpenTable's existing policy, or if substantially equivalent insurance coverage is unavailable, the best available coverage. However, Priceline and the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by OpenTable for such insurance, and if the annual premiums of such insurance coverage exceed such amount, Priceline or the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available with respect to matters occurring prior to the Effective Time for a cost not exceeding such amount.

  Other Covenants

        The Merger Agreement contains other customary covenants, including covenants relating to the assumption of awards under the OpenTable Stock Plans, a payoff letter with respect to certain credit facility agreements of OpenTable, securityholder litigation, public announcements and access, confidentiality, matters with respect to Section 16 of the Exchange Act and the rules and regulations thereunder and stock exchange delisting and deregistration.

  Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time prior to the Effective Time:

  •
  by mutual written agreement of each of OpenTable and Priceline;

  •
  by either OpenTable or Priceline if the Acceptance Time has not occurred on or before the End Date (an "End Date Termination"), whereby "End Date" initially means August 31, 2014; provided that (i) if all of the Offer conditions, other than the HSR Condition or the Injunction Condition (as defined in Section 15—"Conditions to the Offer" below) have been satisfied or are capable of being satisfied at such time, the initial End Date will automatically, without further action of any party, be extended to, and for all purposes will be deemed to be, October 31, 2014, and (ii) if all of the Offer Conditions, other than the HSR Condition or the Injunction Condition have been satisfied or are capable of being satisfied as of such extended End Date, OpenTable may, in its sole discretion, elect to extend such extended End Date further to December 31, 2014 by providing written notice of such extension to Priceline; provided further that an End Date Termination will not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the acceptance for payment of Shares pursuant to the Offer;

  •
  by either Priceline or OpenTable if a governmental authority of competent jurisdiction has issued any order or other applicable law, in each case, which has become final and non-appealable and which permanently makes illegal, restrains, enjoins or otherwise prohibits or prevents the acceptance for payment of, or payment for, Shares pursuant to the Offer or consummation of the Offer or the Merger;

  •
  by either Priceline or OpenTable if the Offer has expired without the acceptance for payment of Shares pursuant to the Offer (an "Expiration Date Termination"), provided that an Expiration Date Termination will not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the acceptance for payment of Shares pursuant to the Offer;

  •
  by OpenTable prior to the Acceptance Time if the OpenTable Board has determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and in accordance with the non-solicitation provisions of the Merger Agreement (a "Superior Proposal Termination"), provided that OpenTable will not be permitted to terminate the Merger Agreement pursuant to this provision unless OpenTable has made the payment of the Termination Fee (as defined in "Termination Fees" below) to Priceline pursuant to the terms of the Merger Agreement;

  •
  by Priceline prior to the Acceptance Time if the OpenTable Board or any committee thereof has effected a Change of Board Recommendation (a "Recommendation Change Termination");

  •
  by Priceline prior to the Acceptance Time if (i) any representation or warranty of OpenTable contained in the Merger Agreement is inaccurate or has become inaccurate as of a date subsequent to the date of Merger Agreement (as if made on such subsequent date) such that any Representations & Warranties Condition (as defined in Section 15—"Conditions to the Offer" below) would not be satisfied, or (ii) the covenants or obligations of OpenTable contained in the Merger Agreement have been breached such that the Covenant Condition (as defined in Section 15—"Conditions to the Offer" below) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by OpenTable during the 30-day period after Priceline notifies OpenTable in writing of the existence of such inaccuracy or breach (the "OpenTable Cure Period"), then Priceline may not terminate the Merger Agreement under this provision as a result of such inaccuracy or breach prior to the earlier of (x) the expiration of the OpenTable Cure Period and (y) August 31, 2014 (or, if such initial End Date is extended in accordance with the terms of the Merger Agreement, the extended End Date) unless OpenTable is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach; provided, further, that Priceline may not terminate the Merger Agreement under this provision if it is then in breach in any material respect of the Merger Agreement; or

  •
  by OpenTable prior to the Acceptance Time if (i) any representation or warranty of Priceline or Purchaser contained in the Merger Agreement is inaccurate in any material respect or has become inaccurate in any material respect as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date) or (ii) the covenants or obligations of Priceline or Purchaser contained in the Merger Agreement have been breached in any material respect, in each of clauses (i) and (ii), if such inaccuracy or breach prevents or would reasonably be expected to prevent Priceline or us from consummating the transactions contemplated by the Merger Agreement; provided, however, that if an inaccuracy or breach is curable by Priceline or us during the 30-day period after OpenTable notifies Priceline in writing of the existence of such inaccuracy or breach (the "Priceline Cure Period"), then OpenTable may not terminate the Merger Agreement under this provision as a result of such inaccuracy or breach prior to the earlier of (x) the expiration of the Priceline Cure Period and (y) August 31, 2014 (or, if such initial End Date is extended in accordance with the terms of the Merger Agreement, the extended End Date) unless either we or Priceline, as applicable, is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach; provided, further, that OpenTable may not terminate the Merger Agreement under this provision if it is then in breach in any material respect of the Merger Agreement.

  Effects of Termination

        If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no effect without liability of any party (or any representative, stockholder or affiliate of such party) to the other party thereto, provided that (i) none of the parties thereto will be relieved of any damages or liability arising from any fraud or willful and material breach by such party of any provision of the Merger Agreement, (ii) upon certain events OpenTable may be required to pay the Termination Fee to Priceline as further described below and (iii) the parties thereto will, in all events, remain bound by and continue to be subject to the confidentiality agreement, effective as of April 23, 2014, between Priceline and OpenTable (the "Confidentiality Agreement") and certain designated provisions of the Merger Agreement that survive termination, including confidentiality and public announcements, the effect of termination, expenses and termination fee and other miscellaneous provisions.

  Termination Fees

        A termination fee of $91 million (the "Termination Fee") will be payable only if the Merger Agreement is terminated under one of the following circumstances:

  (i)
  by Priceline or OpenTable pursuant to an End Date Termination or an Expiration Date Termination and (A) (1) an Acquisition Proposal has been made to OpenTable or the holders of Shares after the date of the Merger Agreement or any person has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, (2) such Acquisition

    Proposal or intention to make an Acquisition Proposal was publicly disclosed prior to the date of such termination and an Acquisition Proposal remained pending as of the date of such termination, and (3) within 12 months of the termination of the Merger Agreement, (a) OpenTable enters into a definitive agreement for the consummation of an Acquisition Proposal or (b) an Acquisition Proposal is consummated (provided, however, that for purposes of this provision, the references to "25% or more" in the definition of Acquisition Proposal will be deemed to be references to "more than 50%");

  (ii)
  (A) by OpenTable pursuant to an End Date Termination or an Expiration Date Termination and (B) the OpenTable Board or any committee thereof made a Change of Board Recommendation;

  (iii)
  by OpenTable pursuant to a Superior Proposal Termination; or

  (iv)
  by Priceline pursuant to a Recommendation Change Termination.

        OpenTable will pay, or cause to be paid, to Priceline any Termination Fee as follows: (1) in the case of paragraph (i) above, within two business days of the earliest to occur of the events specified in clauses (a) and (b) therein, (2) in the case of paragraphs (ii) and (iii) above, concurrently with such termination if the termination takes place on a business day, and on the next business day if the termination takes place on a day other than a business day and (3) in the case of paragraph (iv) above, promptly, and in any event not more than two business days following such termination.

  Specific Performance

        We, Priceline and OpenTable are entitled to seek an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in addition to any other remedy to which we and they are entitled under the terms of the Merger Agreement, at law or in equity.

  Fees and Expenses

        Except as provided in this Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Termination Fees," all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses.

  Governing Law

        The Merger Agreement is governed by Delaware law.

Confidentiality Agreement

        The following summary description of the Confidentiality Agreement is qualified in its entirety by reference to such Confidentiality Agreement, which Priceline has filed as Exhibit (d)(2) to the Schedule TO, which you may examine and copy as set forth in Section 8—"Certain Information Concerning Purchaser and Priceline" above.

        On April 23, 2014, Priceline and OpenTable entered into the Confidentiality Agreement. Under the terms of the Confidentiality Agreement, Priceline agreed, subject to certain exceptions, to keep confidential certain non-public information relating to OpenTable in connection with a possible transaction with OpenTable. The Confidentiality Agreement also includes a standstill provision that was subject to certain exceptions.

Tender Support Agreements

        The following summary description of the Tender Support Agreements is qualified in its entirety by reference to a form of such Tender Support Agreements, which Priceline has filed as Exhibit (d)(3) to the Schedule TO, which you may examine and copy as set forth in Section 8—"Certain Information Concerning Purchaser and Priceline" above.

        Concurrently with entering into the Merger Agreement, we and Priceline entered into Tender Support Agreements with each of the directors and executive officers of OpenTable (the "Supporting Stockholders"). Including OpenTable Options exercisable on June 19, 2014, or becoming exercisable within 60 days thereafter, the Supporting Stockholders beneficially owned, in the aggregate, Shares representing approximately 5.1% of all outstanding Shares, after giving effect to the exercise of such OpenTable Options, as of June 19, 2014, based upon information provided by OpenTable and the Supporting Stockholders.

        The Tender Support Agreements provide that each Supporting Stockholder will validly tender (or cause to be tendered) pursuant to the Offer its Subject Shares pursuant to the terms of the Offer as promptly as practicable, but no later than ten business days following commencement of the Offer. The term "Subject Shares" means, with respect to a Supporting Stockholder, any and all Shares of which such Supporting Stockholder is the holder and any additional Shares that are issued to or otherwise acquired by such Supporting Stockholder, or of which such Supporting Stockholder becomes the record or beneficial owner, prior to the termination of the Tender Support Agreements. The Tender Support Agreements terminate upon the earlier to occur of (i) the date upon which the Merger Agreement is validly terminated and (ii) the Effective Time.

        The Tender Support Agreements also provide that the Supporting Stockholders will not, subject to certain exceptions, withdraw the Subject Shares once tendered, or, subject to certain exceptions, transfer the Subject Shares.

        In addition, each Supporting Stockholder agrees, in the event there is any such vote of OpenTable stockholders, to vote (or cause to be voted) its Subject Shares: (i) in favor of (a) adoption of the Merger Agreement, (b) in the event there are not sufficient votes for the adoption of the Merger Agreement at any meeting of OpenTable's stockholders, approval of any proposal to adjourn or postpone such meeting to a later date, or (c) any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of OpenTable's stockholders; and (ii) against (a) any action or agreement which would in any material respect, or is intended to, impede, interfere with or prevent the Offer or the Merger, (b) any Acquisition Proposal, (c) any amendment of OpenTable's certificate of incorporation or bylaws or (d) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Supporting Stockholder under the Tender Support Agreement.

12.   Purpose of the Offer; Plans for OpenTable.

  Purpose of the Offer

        We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, OpenTable while allowing OpenTable's stockholders an opportunity to receive the Offer Price promptly by tendering their Shares pursuant to the Offer. The Merger will be governed by Section 251(h) of the DGCL. Accordingly, Priceline, we and OpenTable have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a meeting of stockholders of OpenTable in accordance with Section 251(h) of the DGCL after consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement.

        Holders of Shares who tender their Shares pursuant to the Offer will cease to have any equity interest in OpenTable and will no longer participate in the future growth of OpenTable. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in OpenTable and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Delaware law.

  Plans for OpenTable

        The Merger Agreement provides that, following the consummation of the Offer and subject to the conditions set forth in the Merger Agreement, we will be merged with and into OpenTable and that, following the Merger and until thereafter amended, (i) our certificate of incorporation as in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation, except that the name of the corporation set forth therein will be changed to the name of OpenTable, and (ii) our bylaws in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation, except that the name of the corporation set forth therein will be changed to the name of OpenTable. See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Certificate of Incorporation; Bylaws."

        From and after the Effective Time, until successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, (i) the officers of OpenTable immediately prior to the Effective Time will be the officers of the Surviving Corporation and (ii) unless otherwise determined by Priceline prior to the Effective Time, our directors immediately prior to the Effective Time will be the directors of the Surviving Corporation. See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Changes of Directors and Officers in Connection with the Offer and the Merger."

        It is expected that, initially following the Merger, the business and operations of OpenTable will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Priceline will continue to evaluate the business and operations of OpenTable during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing, including running the business and operations of OpenTable as a wholly owned subsidiary, as of and following the Effective Time.

        Except as described above or elsewhere in this Offer to Purchase, neither we nor Priceline has any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving OpenTable or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of OpenTable or any of its subsidiaries, (iii) any change in the OpenTable Board or management of OpenTable, (iv) any material change in OpenTable's capitalization or (v) any other material change in OpenTable's corporate structure or business.

13.   Certain Effects of the Offer.

        Market for Shares.    If the Offer is successful, there will be no market for the Shares because, subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Priceline and OpenTable intend to consummate the Merger as soon as practicable after the consummation of the Offer.

        NASDAQ Listing.    The Shares are currently listed on the NASDAQ. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the consummation of the Offer), the Shares will no longer meet the requirements for continued listing on the NASDAQ because we will be the only stockholder. The NASDAQ requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger, we intend and will cause OpenTable to delist the Shares from the NASDAQ.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. As a result, OpenTable currently files periodic reports on account of the Shares. Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Priceline and OpenTable will consummate the Merger as soon as practicable, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and expect to take steps to cause the suspension of all of OpenTable's reporting obligations under the Exchange Act. Pursuant to the rules of the SEC and the views expressed by the SEC staff, OpenTable may terminate its Exchange Act registration and suspend its reporting obligations on account of the Shares if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares and (iii) OpenTable is not otherwise required to furnish or file reports under the Exchange Act.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. Following the Offer (and prior to the Effective Time), the Shares may no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.   Dividends and Distributions.

        As described in Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Conduct of Business of OpenTable," the Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, except as expressly required by the Merger Agreement, as required by applicable law, or otherwise with the prior written consent of Priceline (which consent will not be unreasonably withheld, conditioned or delayed), OpenTable will not, and will not permit any of its subsidiaries to, declare, set aside, make or pay any dividend or other distribution with respect to the outstanding Shares.

15.   Conditions to the Offer.

        Notwithstanding any other provisions of the Offer or the Merger Agreement, we will not be required to accept for payment, and subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), will not be obligated to pay for, or may delay acceptance or payment for, any validly tendered Shares pursuant to the Offer if, at the Expiration Date:

  •
  the Minimum Condition has not been satisfied;

  •
  the HSR Condition has not been satisfied;

  •
  any of the following conditions (collectively, the "Representations & Warranties Conditions") have not been satisfied: (i) the representations and warranties of OpenTable contained in Section 5.07(b) of the Merger Agreement (with respect to the absence of a Material Adverse Effect between December 31, 2013 and the date of the Merger Agreement) were true and correct in all respects as of the date of the Merger Agreement; (ii) the representations and warranties of OpenTable contained in Section 5.05(a) and the first sentence of Section 5.05(b) of the Merger Agreement (regarding authorized capital stock, outstanding shares of capital stock and equity awards and capital stock reserved for issuance) were true and correct in all respects as of the date of the Merger Agreement and will be true and correct in all respects as of the Expiration Date as though made on and as of the Expiration Date (except to the extent that any such representation and warranty expressly speaks of a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except for any failures to be so true and correct that, individually or in the aggregate, are "de minimis," meaning that OpenTable's fully diluted capitalization as of the applicable determination date does not exceed OpenTable's fully diluted capitalization set forth in Section 5.05(a) and the first sentence of Section 5.05(b) of the Merger Agreement (relating to its authorized capital stock and capital stock) by more than 0.50% in the aggregate; (iii) the representations and warranties of OpenTable contained in (A) Section 5.01(a) of the Merger Agreement (solely as it applies to the due incorporation and valid existence of OpenTable), (B) Section 5.02 of the Merger Agreement (relating to OpenTable's corporate authority and power to perform its obligations under the Merger Agreement), (C) Section 5.04 of the Merger Agreement (relating to the absence of any conflict between the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and the organizational or governing documents of OpenTable or any of its subsidiaries, on the other hand, but solely as it applies to the certificate of incorporation or by-laws of OpenTable), (D) Section 5.05(e) of the Merger Agreement (relating to the authorization and granting of the OpenTable Options) and (E) Section 5.22 of the Merger Agreement (relating to the inapplicability of any state takeover laws or similar laws (including Section 203 of the DGCL)), were true and correct in all material respects as of the date of the Merger Agreement and will be true and correct in all material respects as of the Expiration Date as though made on and as of the Expiration Date (except to the extent that any such representation and warranty expressly speaks of a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date), without giving effect to any Material Adverse Effect or other materiality qualifications, or any similar qualifications or limitations contained or incorporated directly or indirectly in such representations and warranties; (iv) the representations and warranties of OpenTable contained in Section 5.05 of the Merger Agreement (other than Section 5.05(a), the first sentence of Section 5.05(b) and Section 5.05(e) of the Merger Agreement) (relating to OpenTable and its subsidiaries' capitalization not referred to in clauses (ii) and (iii) above) were true and correct in all respects as of the date of the Merger Agreement and will be true and correct in all respects as of the Expiration Date as though made on and as of the Expiration Date (except to the extent that any such representation and warranty expressly speaks of a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except for any failures to be so true and correct that, individually or in the aggregate, are not material to OpenTable and its subsidiaries, taken as a whole, and without giving effect to any Material Adverse Effect or other materiality qualifications, or any similar qualifications or limitations contained or incorporated directly or indirectly in such representations and warranties; and (v) all other representations and warranties made by OpenTable in the Merger Agreement (other than those referred to in clauses (i), (ii), (iii) and (iv) above) were true and correct in all respects as of the date of the Merger Agreement and will be true and correct in all respects as of the Expiration Date as if made on the Expiration Date (except to the extent that any such representation and warranty expressly speaks of a specified earlier date, in which case such representation and warranty need only be true and correct in all respects as of such specified earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect and without giving effect to any Material Adverse Effect or other materiality qualifications, or any similar qualifications or limitations contained or incorporated directly or indirectly in such representations and warranties;

  •
  the condition providing that OpenTable will have complied with or performed in all material respects all covenants and obligations that OpenTable is required to comply with or to perform at or prior to the Expiration Date has not been satisfied (the "Covenant Condition");

  •
  Priceline has not received a certificate executed on behalf of OpenTable by its Chief Executive Officer to the effect that the Representations & Warranties Conditions and the Covenant Condition have been duly satisfied;

  •
  any Material Adverse Effect has occurred since the date of the Merger Agreement and is continuing;

  •
  the condition providing that no order (whether temporary, preliminary or permanent) of a governmental authority of competent jurisdiction or other applicable law will be in effect which makes illegal, restrains, enjoins or otherwise prohibits or prevents the acceptance for payment of, or payment for, Shares pursuant to the Offer or consummation of the Offer or the Merger has not been satisfied (the "Injunction Condition"); or

  •
  the Merger Agreement has been validly terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Priceline and us and may be waived by Priceline and us, in whole or in part at any time and from time to time, in the sole discretion of Priceline and us; provided that the Minimum Condition may be waived by Priceline and us only with the prior written consent of OpenTable, which may be granted or withheld in OpenTable's sole discretion. The failure by Priceline or us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

16.   Adjustments to Prevent Dilution.

        In the event that, notwithstanding OpenTable's covenant to the contrary (See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Conduct of Business of OpenTable"), between the date of the Merger Agreement and the Effective Time, OpenTable changes the number of outstanding Shares by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Offer Price and the consideration payable in the Merger will be equitably adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

17.   Certain Legal Matters; Regulatory Approvals.

  General

        Except as described in this Section 17, we are not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 17, based on our and Priceline's review of publicly available filings by OpenTable with the SEC and other information regarding OpenTable, we are not aware of any governmental license or regulatory permit that appears to be material to OpenTable's business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase. However, any such approval or other action, if needed, may not be obtained or may not be obtained without substantial conditions, and failure to obtain any such approvals or take any such other actions might result in adverse consequences to OpenTable's business, or might result in a requirement to dispose of certain parts of OpenTable's business, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Conditions to the Offer."

  Litigation

        Following the announcement of the execution of the Merger Agreement, three purported stockholder class actions were filed challenging the transaction. All of the actions were filed in the Court of Chancery of the State of Delaware: Raul v. OpenTable, Inc., et al., No. 9776-CB (filed June 17, 2014); Guerra v. OpenTable, Inc., et al., No. 9786-CB (filed June 18, 2014); and Seibert v. OpenTable, Inc., et al., No. 9790-CB (filed June 19, 2014).

        The complaints name as defendants OpenTable, the members of the OpenTable Board, Priceline and us. The lawsuits allege that the members of the OpenTable Board breached their fiduciary duties to OpenTable's stockholders in connection with the proposed transaction, and that the Merger Agreement involves an unfair price, was the product of an inadequate sales process and contains unreasonable deal protection devices that purportedly preclude competing offers. The complaints further variously allege that OpenTable, Priceline and/or we aided and abetted the purported breaches of fiduciary duty. The lawsuits seek injunctive relief, including enjoining or rescinding the Merger, and an award of other unspecified attorneys' and other fees and costs, in addition to other relief.

  State Takeover Statutes

        Section 203 of the DGCL restricts an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three years following the time such person became an interested stockholder. These restrictions will not be applicable to us and Priceline because the OpenTable Board has unanimously approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, including for purposes of Section 203.

        A number of other states have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

        We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—"Conditions to the Offer."

  Antitrust Compliance

        Under the HSR Act and the related rules and regulations that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information and documentary materials have been furnished to the Antitrust Division of the DOJ (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

        Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the initial waiting period for a cash tender offer is 15 days, but this period may be shortened if the reviewing agency grants "early termination" of the waiting period, or it may be lengthened if the acquiring person voluntarily withdraws and re-files to allow a second 15-day waiting period, or if the reviewing agency issues a formal request for additional information and documentary material.

        Pursuant to the HSR Act, Priceline and OpenTable filed their respective Premerger Notification and Report Forms with the FTC and the Antitrust Division on June 19, 2014 and June 20, 2014, respectively, for review in connection with the Offer.

        The FTC and the Antitrust Division will consider the legality under the antitrust laws of Priceline's proposed acquisition of Shares pursuant to the Offer. At any time before or after Purchaser's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Priceline, Purchaser, OpenTable or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Priceline believes that the consummation of the Offer will not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger.

  Appraisal Rights

        No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the "fair value" of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

        The "fair value" of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14d-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

        As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

  •
  within the later of the consummation of the Offer and July 15, 2014, deliver to OpenTable a written demand for appraisal of Shares held, which demand must reasonably inform OpenTable of the identity of the stockholder and that the stockholder is demanding appraisal;

  •
  not tender their Shares in the Offer; and

  •
  continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

        The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL is included as Annex II to the Schedule 14D-9.

        The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

  Stockholder Approval Not Required

        Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including, among others, that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger and (iii) at the time that the board of directors of the company to be acquired approves the merger, no other party to the merger agreement is an interested stockholder under the DGCL. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that OpenTable will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of OpenTable. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Priceline and OpenTable will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of OpenTable in accordance with Section 251(h) the DGCL.

18.   Fees and Expenses.

        We have retained the Depositary, the Information Agent and the Dealer Manager in connection with the Offer. Each of the Depositary, the Information Agent and the Dealer Manager will receive customary compensation and, subject to certain limits, reimbursement for reasonable out-of-pocket expenses and customary indemnification against certain liabilities in connection with the Offer.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, neither we nor Priceline will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

19.   Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction. However, we may, in our discretion, take such action as we deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.

        No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

        We and Priceline have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by OpenTable pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the OpenTable Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and OpenTable may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or may be accessed electronically on the SEC's website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

RHOMBUS, INC.

June 25, 2014

ANNEX A

CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF PRICELINE

        Set forth in the table below are the name, current principal occupation and material positions held during the past five years of each of the directors and executive officers of Priceline. The business address of each director and executive officer of Priceline is 800 Connecticut Avenue, Norwalk, Connecticut 06854. The business telephone number of each director and executive officer is (203) 299-8000. Each director and executive officer of Priceline is a citizen of the United States of America, except that Jan Docter is a citizen of The Netherlands.

        During the past five years, to our knowledge or the knowledge of Priceline after reasonable inquiry, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

DIRECTORS OF PRICELINE

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Timothy M. Armstrong	Director,
The Priceline Group Inc.
(Online Travel/Accommodations)
2013–Present
Chairman and Chief Executive Officer,
AOL Inc.
(Internet Services)
2009–Present
Howard W. Barker, Jr.	Director,
The Priceline Group Inc.
(Online Travel/Accommodations)
2003–Present
Director,
Chiquita Brands International, Inc.
(Food Distribution)
2007–Present
Director,
Medco Health Solutions, Inc.
(Healthcare)
2003–2012
Jeffery H. Boyd	Chairman of the Board,
The Priceline Group Inc.
(Online Travel/Accommodations)
2013–Present

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Director,
The Priceline Group Inc.
(Online Travel/Accommodations)
2001–Present
President and Chief Executive Officer,
The Priceline Group Inc.
(Online Travel/Accommodations)
2002–2013
Director,
Bankrate, Inc. and BEN Holdings, Inc.
(Financial Services)
2009–2011
Jan L. Docter	Director,
The Priceline Group Inc.
(Online Travel/Accommodations)
2007–Present
Self-employed Business Consultant
2006–Present
Jeffrey E. Epstein	Director,
The Priceline Group Inc.
(Online Travel/Accommodations)
2003–Present
Director,
Global Eagle Entertainment Inc.
(Connectivity/Content Provider)
2013–Present
Director,
Shutterstock, Inc.
(Commercial Imagery)
2012–Present
Operating Partner,
Bessemer Venture Partners
(Venture Capital)
2011–Present
Senior Adviser,
Oak Hill Capital Partners
(Private Equity)
2011–Present
Chief Financial Officer,
Oracle Corporation
(Information Technology)
2008–2011

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
James M. Guyette	Director,
The Priceline Group Inc.
(Online Travel/Accommodations)
2003–Present
Chairman, President and Chief Executive Officer,
Rolls-Royce North America Inc.
(Manufacturing)
1997–Present
Director,
Rolls-Royce plc
(Manufacturing)
1997–Present
Chairman of the Board and Director,
PrivateBancorp Inc.
(Financial Services)
1989–Present
Darren R. Huston	Director,
The Priceline Group Inc.
(Online Travel/Accommodations)
January 2014–Present
President and Chief Executive Officer,
The Priceline Group Inc.
(Online Travel/Accommodations)
January 2014–Present
Chief Executive Officer,
Booking.com
(Online Travel/Accommodations)
2011–Present
Director,
DeVry Education Group Inc.
(Educational Services)
2009–Present
Corporate Vice President, Consumer & Online,
Microsoft Corporation
(Information Technology)
2008–2011
Nancy B. Peretsman	Director,
The Priceline Group Inc.
(Online Travel/Accommodations)
1999–Present
Managing Director,
Allen & Company LLC
(Financial Services)
1995–Present

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Thomas E. Rothman	Director,
The Priceline Group Inc.
(Online Travel/Accommodations)
2013–Present
Chairman,
TriStar Productions
(Media/Entertainment)
2013–Present
Chairman and Chief Executive Officer,
Fox Entertainment Group Inc.
(Media/Entertainment)
2005–2012
Craig W. Rydin	Director,
The Priceline Group Inc.
(Online Travel/Accommodations)
2005–Present
Operating Partner,
LNK Partners
(Private Equity)
2013–Present
Director,
Au Bon Pain
(Restaurants)
2009–Present
Director,
Philips-Van Heusen
(Clothing Apparel)
2006–Present
Non-Executive Chairman,
The Yankee Candle Company
(Consumer Products)
2011–2013
Chairman of the Board,
The Yankee Candle Company
(Consumer Products)
2003–2013
Executive Chairman,
The Yankee Candle Company
(Consumer Products)
2009–2011

 EXECUTIVE OFFICERS OF PRICELINE

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Daniel J. Finnegan	Senior Vice President, Chief Financial Officer and
Chief Accounting Officer,
The Priceline Group Inc.
(Online Travel/Accommodations)
2009–Present
Glenn D. Fogel	Head of Worldwide Strategy and Planning,
The Priceline Group Inc.
(Online Travel/Accommodations)
2010–Present
Executive Vice President of Corporate Development,
The Priceline Group Inc.
(Online Travel/Accommodations)
2009–Present
Darren R. Huston	President and Chief Executive Officer,
The Priceline Group Inc.
(Online Travel/Accommodations)
January 2014–Present
Director,
The Priceline Group Inc.
(Online Travel/Accommodations)
January 2014–Present
Chief Executive Officer,
Booking.com
(Online Travel/Accommodations)
2011–Present
Director,
DeVry Education Group Inc.
(Educational Services)
2009–Present
Corporate Vice President, Consumer & Online,
Microsoft Corporation
(Information Technology)
2008–2011
Peter J. Millones, Jr.	Executive Vice President, General Counsel and Corporate Secretary,
The Priceline Group Inc.
(Online Travel/Accommodations)
2001–Present

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Christopher L. Soder	Chief Executive Officer,
priceline.com
(Online Travel/Accommodations)
2011–Present
President, North American Travel,
priceline.com
(Online Travel/Accommodations)
2007–2011

ANNEX B

CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF PURCHASER

        Set forth in the table below are the name, current principal occupation and material positions held during the past five years of each of our directors and executive officers. The business address of each such director and executive officer is 800 Connecticut Avenue, Norwalk, Connecticut 06854. The business telephone number of each director and executive officer is (203) 299-8000. Each of our directors and executive officers is a citizen of the United States of America.

        During the past five years, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him or us from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name and Position	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years	Director Since
Glenn D. Fogel	Head of Worldwide Strategy and Planning,	June 2014
President and Director	The Priceline Group Inc.
(Online Travel/Accommodations)
2010–Present
Executive Vice President of Corporate Development,
The Priceline Group Inc.
(Online Travel/Accommodations)
2009–Present
Daniel J. Finnegan	Senior Vice President, Chief Financial Officer and	N/A
Treasurer	Chief Accounting Officer,
The Priceline Group Inc.
(Online Travel/Accommodations)
2009–Present
Peter J. Millones, Jr.	Executive Vice President, General Counsel and	N/A
Secretary	Corporate Secretary,
The Priceline Group Inc.
(Online Travel/Accommodations)
2001–Present

B-1

ANY LETTER OF TRANSMITTAL TO BE DELIVERED TO THE DEPOSITARY MAY ONLY BE SENT TO THE DEPOSITARY BY MAIL OR COURIER TO ONE OF THE ADDRESSES SET FORTH BELOW AND MAY NOT BE SENT BY FACSIMILE TRANSMISSION. ANY CERTIFICATES REPRESENTING SHARES AND ANY OTHER REQUIRED DOCUMENTS SENT BY A STOCKHOLDER OF OPENTABLE OR SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD BE SENT TO THE DEPOSITARY AS FOLLOWS:

If delivering by mail:	If delivering by courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Other Information:

        Questions and requests for assistance may be directed to the Dealer Manager at the address and telephone number set forth below. In addition, the Information Agent may be contacted at the address and telephone numbers set forth below for questions and/or requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Stockholders May Call Toll Free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

The Dealer Manager for the Offer is:

Wells Fargo Securities, LLC

Wells Fargo Securities, LLC
375 Park Avenue, 3rd Floor
New York, NY 10152
Call Toll Free: (877) 450-7515